As filed with the Securities and Exchange Commission on November 1, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XINYUAN REAL ESTATE CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	1520	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9390

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol B. Stubblefield, Esq.

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this registration statement (except as otherwise described herein).

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.0001 per share	37,253,670	(2)	$3.39	(3)	$126,289,941.30	(3)	$16,266.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of the registrant’s common shares that may be issued to prevent dilution resulting from share splits, share dividends and similar transactions.
(2)	Consists of (i) 12,000,000 common shares issued by Xinyuan Real Estate Co., Ltd. to the selling shareholder described in the prospectus accompanying this registration statement and (ii) up to 25,253,670 common shares issuable upon conversion of a senior secured convertible note issued by Xinyuan Real Estate Co., Ltd. to the selling shareholder described in the prospectus. These common shares may be represented by American Depository Shares, or ADSs. The ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147530). Each ADS represents two common shares.
(3)	Pursuant to Rule 457(c) of the Securities Act of 1933, the maximum aggregate offering price of shares being registered for resale by the selling shareholder was calculated on the basis of high and low sales prices of the Xinyuan Real Estate Co., Ltd. common shares represented by ADSs as reported on the New York Stock Exchange on October 25, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2013

PRELIMINARY PROSPECTUS

18,626,835 American Depositary Shares Representing Common Shares

Xinyuan Real Estate Co., Ltd.

This prospectus relates to the proposed resale by the selling shareholder identified in this prospectus (collectively with any of its transferees or other successors-in-interest, the “Selling Shareholder”) of up to 18,626,835 American Depositary Shares, or ADSs, of Xinyuan Real Estate Co., Ltd. (the “Company”), evidenced by American Depositary Receipts, with each ADS representing two of our common shares, par value US$0.0001 per share (the “common shares”). The common shares underlying the ADSs are being registered pursuant to the requirements of a registration rights agreement dated September 19, 2013 between our company and the Selling Shareholder to permit the Selling Shareholder to sell ADSs representing the common shares from time to time in the public market (the "Registration Rights Agreement").

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares.

The ADSs covered by this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on other terms to be determined at the time of sale. See “Plan Of Distribution.”

Our ADSs are traded on the New York Stock Exchange under the symbol “XIN.” On October 31, 2013, the last reported sale price of the ADSs was US$6.56 per ADS.

An investment in these securities involves risks. Please carefully consider the “Risk Factors” on page 1 of this prospectus, in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Shareholder has authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholder is not offering to sell or solicit any security other than the ADSs and common shares offered by this prospectus. In addition, the Selling Shareholder is not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information. Copies of the registration statement and its exhibits are on file with the SEC.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

OUR COMPANY

We are a developer of large scale, high quality residential real estate projects aimed at providing middle-income consumers with a comfortable and convenient community lifestyle. In China, we primarily focus our development projects in Tier II cities, Zhengzhou, Ji’nan, Suzhou, Kunshan, Xuzhou, Chengdu and Hefei. Our U.S. development arm, XIN Development Group International, Inc., is a pioneer amongst Chinese real estate residential developers, entering the U.S. market in 2012. We are the first real estate developer from China to be listed on the New York Stock Exchange (“NYSE”).

Our registered address is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. Our principal executive offices are located at 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China. Our telephone number at this address is (86) 10 8588-9390 and our fax number is (86) 10 8588-9300.

Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to “we,” “us,” “our company,” or “our” refers to Xinyuan Real Estate Co., Ltd., its predecessor entities and its subsidiaries. In addition, throughout this prospectus, when we refer to the ADSs and common shares, the offer and sale of which are being registered on behalf of the Selling Shareholder, we are referring to the ADSs and common shares that have been and may be issued to TPG ASIA VI SF PTE. LTD., or TPG ASIA. When we refer to the Selling Shareholder in this prospectus, we are referring to TPG ASIA and, as applicable, its donees, pledgees, transferees or other successors-in-interest selling ADSs or common shares received from the Selling Shareholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

THE OFFERING AND PLACEMENT OF COMMON SHARES AND CONVERTIBLE NOTE

We are registering for resale 18,626,835 ADSs, representing 37,253,670 common shares. Such ADSs comprise (i) 6,000,000 ADSs representing 12,000,000 common shares issued by our company to the Selling Shareholder on September 19, 2013, pursuant to a securities purchase agreement dated August 26, 2013 between our company and the Selling Shareholder (the “Securities Purchase Agreement”) and (ii) 12,626,835 ADSs representing 25,253,670 common shares issuable upon conversion, at the initial conversion price of US$3.00 per common share, of a senior secured convertible note in the aggregate principal amount of US$75,761,009 issued by our company to the Selling Shareholder (the “Convertible Note”) pursuant to the Securities Purchase Agreement. The securities were issued without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption from registration under the Securities Act for transactions not involving any public offering. We received gross proceeds of approximately US$108.6 million, which we intend to use, among other purposes, for land acquisition and general corporate purposes to support further development of our company. In connection with the transaction, we and the Selling Shareholder entered into the Registration Rights Agreement pursuant to which we are filing the registration statement which includes this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision to invest in any securities that may be offered pursuant to this prospectus, you should read and carefully consider the risk factors described in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 (our “2012 Form 20-F”), as supplemented and amended by the risk factors set forth below, and, if applicable, risk factors in any accompanying prospectus supplement, as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

Risks Relating to Our Business

Our business is sensitive to the current global economic crisis. A severe or prolonged downturn in the global economy could materially and adversely affect our revenues and results of operations.

Despite improved global market and economic conditions and reduced short-term risks, the global economy is expected to remain subdued, and recovery will only be mild in 2013. Continued concerns about the systemic impact of potential long-term and wide-spread recessions, energy costs, geopolitical issues, the availability and cost of credit, and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for economic growth around the world.

1

The European sovereign debt crisis has escalated since 2011 and it is unclear whether the European sovereign debt crisis will be contained and what effects it may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. Economic conditions in China are sensitive to global economic conditions, and it is impossible to predict how the Chinese economy will develop in the future and whether it might experience any financial crisis in a manner and scale similar to that in the United States.

Any slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of homes, and our homebuyers may also defer, reduce or cancel purchases of our units. We have experienced some volatilities in demand from time to time in the recent years due to strict mortgage policy and other measures taken by the PRC government to slow down the rapid increase in housing prices. We remain optimistic about the Chinese economy, but to the extent any fluctuations in the Chinese economy significantly affect homebuyers’ demand for our units or change their spending habits, our results of operations may be materially and adversely affected.

The PRC economy also faces challenges in the short to medium term. Continued turbulence in the international markets and prolonged declines in consumer spending, including home purchases, as well as any slowdown of economic growth in China, may adversely affect our liquidity and financial condition.

With our expansion into the U.S. market in 2012, we will be increasingly sensitive to the general economic conditions in the U.S. and industry conditions of the U.S. housing market in particular. The U.S. housing industry is highly cyclical and is significantly affected by changes in industry conditions, as well as in global and local economic conditions, such as changes in employment and income levels, availability of financing for buyers, interest rates, levels of new and existing homes for sale demographic, trends and housing demand. The U.S. market experienced a significant downturn in recent years. Although certain markets in the U.S. have begun to recover, including our targeted areas of New York and California, the housing market remains depressed and the duration and ultimate speed of recovery remain uncertain. Deterioration in industry conditions in the U.S. or in broader economic conditions could have additional material adverse effects on our business expansion in the U.S. and financial results.

We are a holding company that depends on dividend payments from our subsidiaries for funding.

We are a holding company established in the Cayman Islands and operate most of our business and operations through our subsidiaries in China. Therefore, our ability to pay dividends to our shareholders and to service our indebtedness outside of China depends significantly upon dividends that we receive from our subsidiaries in China. To the extent our U.S. operation continues to grow, we may in the future also depend on dividends from our U.S. subsidiaries. If our subsidiaries incur indebtedness or losses, such indebtedness or losses may impair their ability to pay dividends or other distributions to us. As a result, our ability to pay dividends and to service our indebtedness will be restricted. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries, including wholly foreign-owned enterprises and domestic companies, is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the accumulative amount of such reserves reaches 50.0% of its registered capital. As of December 31, 2012 and June 30, 2013, our statutory reserves under PRC generally accepted accounting principles amounted to US$49.6 million. Our statutory reserves are not distributable as cash dividends. In addition, restrictive covenants in bank credit facilities, joint venture agreements or other agreements that we or our subsidiaries currently have or may enter into in the future may also restrict the ability of our subsidiaries to make contributions to us and our ability to receive distributions. Therefore, these restrictions on the availability and usage of our major source of funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

2

Our business requires access to substantial financing. Our failure to obtain adequate financing in a timely manner could severely adversely (1) restrict our ability to complete existing projects, expand our business, or repay our obligations and (2) affect our financial performance and condition.

Our property development business is capital intensive. To date, we have funded our operations primarily through bank borrowings, proceeds from sales and pre-sales of our properties and proceeds from issuance of equity and debt securities. We obtain commercial bank financing for our projects through credit lines extended on a case-by-case basis. Our ability to secure sufficient financing for land use rights acquisition and property development and repayment of our existing onshore and offshore debt obligations depends on a number of factors that are beyond our control, including lenders’ perceptions of our creditworthiness, sufficiency of the collateral, if any, market conditions in the capital markets, investors’ perception of our securities, the PRC economy and PRC government regulations that affect the availability and cost of financing for real estate companies or property purchasers.

Since 2003, PRC commercial banks have been prohibited, under the guidelines of the People’s Bank of China, or PBOC, from advancing loans to fund the payment of land use rights. In addition, the PRC State Council has taken and may continue to take action to curb speculation in the housing market and housing price increases. Among other actions, as of March 25, 2011, the PBOC raised the reserve requirement ratio for large commercial banks by 0.5% to 20%, and small and middle sized financial institutions by 0.5% to 16.5% and on June 20, 2011, the reserve requirement ratio was raised to its peak of 21.5% for large commercial banks and 18% for small and middle sized financial institutions. As of May 18, 2012, the reserve requirement ratios have been reduced to 20.0% for large commercial banks and 16.5% for small and middle sized financial institutions. Notwithstanding the recent reduction in reserve requirement amount, the overall increases in the reserve requirement ratio will reduce the amount of commercial bank credit available to businesses in China, including us. We generate significant cash flow through pre-sales, which are subject to government restrictions. In particular, PRC regulations on the pre-sales of properties generally provide that the proceeds from the pre-sales of a real estate project may only be used for the construction of such project. Any additional potential government restrictions on pre-sales could significantly increase our financing needs. Moreover, our ability to move cash through inter-company transfers or transfer funds from onshore subsidiaries to our offshore parent company is limited by PRC government regulations, which limits our ability to use excess cash resources in one subsidiary to fund the obligations of another subsidiary or our offshore parent company.

Furthermore, various other PRC regulations restrict our ability to raise capital through external financing and other methods, including, without limitation, the following:

•	we cannot borrow from a PRC bank for a particular project if we do not have the land use rights certificate for that project;

•	we cannot pre-sell uncompleted residential units in a project prior to achieving certain development milestones specified in related regulations;

•	we cannot borrow from a PRC bank for a particular project unless we fund at least 35% of the total investment amount of that project from our own capital;

•	property developers are strictly restricted from using the proceeds from a loan obtained from a local bank to fund property developments outside the region where that bank is located; and

•	PRC banks are prohibited from accepting properties that have been vacant for more than three years as collateral for loans.

As of June 30, 2013, our contractual obligations amounted to US$841.7 million, primarily arising from contracted construction costs or other capital commitments for future property development, a corporate aircraft and debt obligations. Of this amount, US$415.6 million was due within one year.

3

There can be no assurance that our internally generated cash flow and external financing will be sufficient for us to meet our contractual and financing obligations in a timely manner. Due to the current measures imposed (as well as other measures that may be imposed by the PRC government in the future) which limit our access to additional capital, we cannot assure you that we will be able to obtain sufficient funding to finance intended purchases of land use rights, develop future projects or meet other capital needs as and when required at a commercially reasonable cost or at all. Our failure to obtain adequate financing in a timely manner and on reasonable terms could severely adversely (1) restrict our ability to complete existing projects, expand our business, or repay our obligations and (2) affect our cash flow, liquidity, financial performance and condition.

If we are unable to successfully manage our expansion into other cities in China, we will not be able to execute our business plan.

Historically, our business and operations were concentrated in Zhengzhou. Since 2006, we have expanded our residential property development operations into other Tier II and Tier III cities, consisting of Chengdu in Sichuan Province, Hefei in Anhui Province, Ji’nan in Shandong Province, and Suzhou, Kunshan and Xuzhou in Jiangsu Province. In 2012, we purchased land in a satellite city in the suburb of Beijing, and, while our focus remains on Tier II and Tier III cities, we may make other purchases in areas outside or around Tier I cities in the future if attractive opportunities arise. We plan to expand into other cities as suitable opportunities arise. The development of real estate projects in other cities will impose significant demands on our management and other operational resources. Moreover, we will face additional competition and will need to establish brand recognition and market acceptance for our developments in these new markets. Each of these cities has its own unique market conditions, customer requirements and local regulations related to the local real estate industry. If we are unable to successfully develop and sell projects outside of our existing markets, our future growth may be limited and we may not generate adequate returns to cover our investments in these new markets. In addition, if we expand our operations to other cities with higher land prices, our costs may increase, which may lead to a decrease in our profit margin, or impairments resulting from land value decreases.

We are in the early stages of expanding into the U.S. market, a market in which we have no development experience and which may require us to spend significant resources, and there can be no assurance that we will be able to succeed in the U.S. market.

While our primary focus continues to be residential real estate markets in the Tier II and Tier III cities in China, in 2012 we expanded to the U.S. market and have opportunistically secured three real estate properties. Two of these projects are acquired for resale and the other one is a residential real estate development project in Williamsburg, Brooklyn, New York. For the six months ended June 30, 2013, our U.S. operations had not acquired any new projects for resale or development. We are in the early stage of expanding into the U.S. and there can be no assurance that we will be able to succeed in the U.S. market. We have limited experience in the U.S. real estate market and may not be able to develop and implement an effective property development process appropriate for the U.S. market. In addition, given our limited experience in the U.S. market, it may be difficult for us to accurately forecast our future revenues and expenses related to existing and future projects in the U.S. Whenever our U.S. operations are profitable, we are subject to U.S. federal and, where applicable, state and local income taxes on our U.S. business, which could be significant. Our ability to locate appropriate future projects in the U.S. and generate future revenues from such projects may require us to expend significant capital and management resources.

In addition, our ability to develop a successful U.S. property developments business will depend on a number of factors outside of our control, including the status of the U.S. economy in general and in our target markets, consumer confidence levels unemployment levels, interest rates and the ability of potential purchasers to obtain mortgage financing. Future increase in interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements or increased monthly mortgage costs may lead to reduced demand by potential purchasers for any properties we may develop in the U.S.

Furthermore, any change in federal income tax laws that increase the effective costs of owning a home would have an adverse effect on the demand for homes in the U.S. which could negatively affect any properties we may develop in the U.S. Current U.S. tax laws generally permit significant expenses associated with owning a home, principally mortgage interest expenses and real estate taxes, to be deducted for the purposes of calculating an individual’s U.S. federal and, in some cases, state taxable income. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. If any such proposals were enacted without offsetting provisions, the after-tax costs of owning a home in the U.S. would increase for many potential customers. Enactment of any such proposals may have an adverse effect on the homebuilding industry in general, as the loss of or reduction of homeowner tax deductions could decrease the demands for new homes.

4

We may be unable to acquire desired development sites at commercially reasonable costs.

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire development sites. Our land costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. In China, the PRC government controls the supply of land and regulates land sales and transfers in the secondary market. As a result, the policies of the PRC government, including those related to land supply and urban planning, affect our ability to acquire, and our costs of acquiring, land use rights for our projects. In recent years, the government has introduced various measures attempting to moderate investment in the property market in China. Although we believe that these measures are generally targeted at the luxury property market and speculative purchases of land and properties, we cannot assure you that the PRC government will not introduce other measures in the future that would adversely affect our ability to obtain land for development. We currently acquire our development sites primarily by bidding for government land. Under current regulations, land use rights acquired from government authorities for commercial and residential development purposes must be purchased through a public tender, auction or listing-for-sale. Competition in these bidding processes has resulted in higher land use rights costs for us over the past few years. In addition, we may not successfully obtain desired development sites due to the increasingly intense competition in the bidding processes. In the future, we may also need to acquire land use rights through acquisition, which could increase our costs. Moreover, the supply of potential development sites in any given city will diminish over time, and we may find it increasingly difficult to identify and acquire attractive development sites at commercially reasonable costs in the future.

We may not be able to procure land successfully or receive expected return through our new land acquisition model.

Since the second half of 2012, we have developed a new model to acquire land through direct negotiation with local governments prior to land auctions in response to local governments' need for funding undeveloped land preparation. Under the direct negotiation model, we enter into a framework cooperation agreement with the local government, pursuant to which we provide land planning advice to the local government with respect to a particular piece of undeveloped land that the government plans to develop. Based on the government's land development plan, the underlying land may be divided into several tranches to be developed on a tranche by tranche basis. Following the government's development plan, we will provide funding in terms of advance payments to the government for land preparation of a particular tranche approximately three to six months before the land auction for that tranche. The advance payment usually ranges from 20% to 50% of the estimated opening auction price. The final disposition of the tranche occurs through public auction. Pursuant to the framework cooperation agreement, if we successfully acquire the land through the auction, the advance payment will become part of the land transfer payment. If we fail to acquire the land, we will be refunded the advance payment with an annual interest rate of approximately 10% to 12%. We believe that under the direct negotiation model, we are often in better position to identify and undertake initial planning with respect to targeted parcels as a result of direct involvement in and interaction with the government regarding the development stage of undeveloped lands. As of December 31, 2012, we have entered into three framework cooperation agreements with local governments, pursuant to which we have made advance payments in the aggregate amount of US$44.5 million. In the six months ended June 30, 2013, one of the framework agreements terminated and we made deposits in the aggregate amount of US$127.4 million under the other two framework agreements.

The land preparation process may be delayed after we have provided an advance payment, placing undue burden on our cash flow. In addition, as the procurement of land is eventually through the standard auction process, we may not be able to successfully acquire the land for which we have provided advance payment. In that case, we may have lost other opportunities for which we could have deployed the funds used to make the advance payment. If we fail to acquire any land for which we have made an advance payment, we cannot assure you that we will be able to receive the expected return on the advance payment or that there will not be any delay in receiving the refund. Furthermore, we may no longer be able to conduct direct negotiation with the government as result of any change in government regulations and policies prohibiting or restricting such business model in the future.

5

We rely on third-party contractors.

Substantially all of our project construction and related work are outsourced to third-party contractors. We are exposed to risks that the performance of our contractors may not meet our level of standards or specifications. Negligence, delay or poor work quality by contractors may result in defects in our buildings or residential units, which could in turn cause us to suffer financial losses, harm our reputation or expose us to third-party claims. If the performance of any third party contractor is not satisfactory or is delayed, we may need to replace such contractor or take other actions to remedy the situation, which could adversely affect the cost and construction progress of our projects. Moreover, the completion of our property developments may be delayed. In addition, we work with multiple contractors on different projects and we cannot guarantee that we can effectively monitor their work at all times. Although our construction and other contracts contain provisions designed to protect us, we may be unable to successfully enforce these rights and, even if we are able to successfully enforce these rights, the third-party contractors may not have sufficient financial resources to compensate us. Moreover, the contractors may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of our property projects or increases in our costs. For the year ended December 31, 2012, we experienced three projects late delivery caused by contractors’ failure to meet with applicable quality standards and incurred US$9.9 million in compensation to our customers. In the six months ended June 30, 2013, we experienced one project late delivery caused by contractors’ failure to meet with applicable quality standards and incurred US$1.8 million in compensation to our customers. We cannot assure you that we will not have similar incidents in the future, which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to complete our property developments on time or at all.

The progress and costs for a development project can be adversely affected by many factors, including, without limitation:

•	delays in obtaining necessary licenses, permits or approvals from government agencies or authorities;

•	shortages of materials, equipment, contractors and skilled labor or increased labor or raw material costs;

•	disputes with our third-party contractors;

•	failure by our third-party contractors to comply with our designs, specifications or standards;

•	difficult geological situations or other geotechnical issues;

•	onsite labor disputes or work accidents; and

•	natural catastrophes or adverse weather conditions, including strong winds, storms, floods, and earthquakes.

Any construction delays, or failure to complete a project according to our planned specifications or budget, may delay our property sales, which could adversely affect our revenues, cash flows and our reputation.

Under PRC laws and regulations and our pre-sale contracts, we are required to compensate purchasers for late delivery of or failure to complete our pre-sold units. If the delay extends beyond the contractually specified period, the purchasers may become entitled to terminate the pre-sale contracts and claim damages. For the year ended December 31, 2012, we incurred an aggregate amount of approximately US$9.9 million of compensation to our customers due to late delivery. In the six months ended June 30, 2013, we experienced one project late delivery caused by contractors’ failure to meet with applicable quality standards and incurred US$1.8 million in compensation to our customers.

6

Proceeds from pre-sale of our properties are an important source of financing for our property developments. Under PRC laws, we are not permitted to commence pre-sales until we have completed certain stages of the construction process for a project. Consequently, a significant delay in the construction of a project could restrict our ability to pre-sell our properties, which could extend the recovery period for our capital outlay. This, in turn, could have an adverse effect on our cash flow, business and financial position.

Changes of laws and regulations with respect to pre-sales may adversely affect our cash flow position and performance.

We depend on cash flows from pre-sale of properties as an important source of funding for our property development projects. Under current PRC laws and regulations, property developers must fulfill certain conditions before they can commence pre-sale of the relevant properties and may only use pre-sale proceeds to finance the construction of the specific developments. On August 5, 2005, the PBOC issued a report entitled “2004 Real Estate Financing Report,” in which it recommended that the practice of pre-selling uncompleted properties be discontinued because, according to the report, such activity creates significant market risks and generates transactional irregularities. This and other PBOC recommendations have not been adopted by the PRC government and have no enforceability. However, there can be no assurance that the PRC government will not ban the practice of pre-selling uncompleted properties or implement further restrictions on the pre-sale of properties, such as imposing additional conditions for a pre-sale permit or further restrictions on the use of pre-sale proceeds or that cities will not voluntarily suspend or restrict pre-sales. For example, the Housing and Construction Department in Guangxi Province (in which we do not have any operations) announced in 2010 that it was considering suspending pre-sales of commercial properties, starting in Nanning municipality on a trial basis. Any measures prohibiting or further restricting pre-sales by the PRC government or province or city government affecting cities in which we operate will adversely affect our cash flow position and force us to seek alternative sources of funding for much of our property development business.

The results of our operations may fluctuate from period to period as we derive our revenue principally from the sale of properties and we rely on our unsold inventory of units.

We derived the majority of our revenue from the sale of properties that we have developed. Our results of operations tend to fluctuate from period to period due to a combination of factors, including the overall schedule of our property development projects, the timing of the sale of properties that we have developed, the size of our land bank, our revenue recognition policies and changes in costs and expenses, such as land acquisition and construction costs. The number of properties that we can develop or complete during any particular period is limited due to the size of our land bank, the substantial capital required for land acquisition and construction, as well as the development periods required before positive cash flows may be generated. We recognize our real estate revenue based on the full accrual method and the percentage of completion method, both of which require us to estimate total costs and revenue which may be reviewed or revised periodically and may result in changes from period to period. In addition, several properties that we have developed or that are under development are large scale and developed in multiple phases over the course of one to several years. The selling prices of the residential units in larger scale property developments tend to change over time, which may impact our sales proceeds and, accordingly, our revenues for any given period.

The recognition of our real estate revenue and costs is dependent upon our estimation of our total project revenue and costs.

We recognize our real estate revenue based on the full accrual method and the percentage of completion method depending on the estimated project construction period and timing of collection of sales prices. See “ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS – Critical Accounting Policies” in our 2012 Form 20-F. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenues, which are revised on a regular basis as the work progresses. Any material deviation between actual and estimated total project revenues and costs may result in an increase, a reduction or an elimination of reported revenues or costs from period to period, which will affect our gross profit and net income.

7

We face risks related to our back-to back loans.

Since expanding our operations into the U.S. market in 2012, we became and will continue to be in increasing need for U.S. dollar financings with respect to project developments and future expansions. We currently satisfy our U.S. dollar denominated financing through two ways: dividends distributions from our PRC subsidiaries, which are subject to 10% withholding tax payment or back-to-back loan arrangements. Under back-to-back loan arrangements, our PRC subsidiaries make deposits denominated in RMB into banks in China as collateral to request the banks in China to issue standby letters denominated in U.S. dollars in the same amount as the RMB collateral to their outbound branches, and our U.S. project companies enter into loans denominated in U.S. dollars with such outbound branches in the same amount specified in such standby letters. Although the Chinese government currently does not have significant restrictions on this type of transaction, any change in laws or regulations to restrict or forbid back-to-back loan transactions in the future may adversely affect our U.S. projects’ financing. In addition, we are exposed to the foreign exchange control risks under the current outbound financing model, which may adversely affect our business condition and results of operation.

We rely on our key management members.

We depend on the services provided by key management members. Competition for management talent is intense in the property development sector. In particular, we are highly dependent on Mr. Yong Zhang, our founder, Chairman and, until September 2013, our Chief Executive Officer, Mr. Xinqi Wang, who became our Chief Executive Officer in September 2013, Dr. Yong Cui, a Director and, as of September 2013, our President, Ms. Yinfei Hao, a Director and Executive Vice President, and Mr. Kevin Wei, our Chief Financial Officer. We do not maintain key employee insurance. In the event that we lose the services of any key management member, we may be unable to identify and recruit suitable successors in a timely manner or at all, which will adversely affect our business and operations. Moreover, we may need to employ and retain more management personnel to support an expansion into other Tier II and Tier III cities on a much larger geographical scale as well as our expansion in the U.S. If we cannot attract and retain suitable personnel, especially at the management level, our business and future growth will be adversely affected.

We provide guarantees for the mortgage loans of our customers which expose us to risks of default by our customers.

We pre-sell properties before actual completion and, in accordance with industry practice, our customers’ mortgage banks require us to guarantee our customers’ mortgage loans. Typically, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total mortgage loan amount until the completion of the registration of the mortgage with the relevant mortgage registration authorities, which generally occurs within six to 12 months after the purchasers take possession of the relevant properties. In line with what we believe to be industry practice, we rely on the credit evaluation conducted by mortgagee banks and do not conduct our own independent credit checks on our customers. The mortgagee banks typically require us to maintain, as restricted cash, up to 10% of the mortgage proceeds paid to us as security for our obligations under such guarantees. If a purchaser defaults on its payment obligations during the term of our guarantee, the mortgagee bank may deduct the delinquent mortgage payment from the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers default on their payment obligations, we will be required to make significant payments to the banks to satisfy our guarantee obligations. Factors such as a significant decrease in housing prices, increase in interest rates or the occurrence of natural catastrophes, among others, could result in a purchaser defaulting on its mortgage payment obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses. We paid US$95,563, US$41,793, US$273,987 and US$145,187 to satisfy guarantee obligations related to customer defaults for the years ended December 31, 2010, 2011 and 2012 and the six months ended June 30, 2013, respectively.

As of December 31, 2010, 2011 and 2012 and June 30, 2013, our outstanding guarantees in respect of our customers’ mortgage loans amounted to US$666.4 million, US$709.5 million, US$951.1 million and US$1,016.9 million, respectively. If substantial defaults by our customers occur and we are called upon to honor our guarantees, our financial condition, cash flow and results of operations will be materially adversely affected.

8

Our substantial indebtedness could have an adverse effect on our financial condition, diminish our ability to raise additional capital to fund our operations and limit our ability to explore business opportunities.

As of June 30, 2013, on a pro forma basis after giving effort to our issuance of the Convertible Note on September 19, 2013, the outstanding balance of our total indebtedness amounted to US$586.5 million. Our level of indebtedness could have an adverse effect on us. For example, it could:

•	require us to dedicate a large portion of our cash flow from operations to fund payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to adverse general economic or industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	limit our ability to raise additional debt or equity capital in the future or increase the cost of such funding;

•	restrict us from making strategic acquisitions or exploring business opportunities; and

•	make it more difficult for us to satisfy our obligations with respect to our debt.

The instruments governing our senior debt contain certain financial and other covenants that restrict our ability to pay dividends, raise further debt and take other corporate actions which may adversely affect our business.

On May 3, 2013, we issued US$200 million aggregate principal amount of 13.25% Senior Notes due 2018 (the “13.25% Senior Notes”), and on September 19, 2013, we issued the Convertible Note. Both the Convertible Note and the indenture governing the 13.25% Senior Notes contain a number of significant financial and other covenants. Such covenants restrict, among other things, our ability and the ability of our subsidiaries to incur additional debt or guarantees, make restricted payments, make investments, pay dividends or distributions on our or our subsidiaries’ capital stock, repurchase our or our subsidiaries’ capital stock, pay subordinated indebtedness, make or repay inter-company loans or enter into non-ordinary course business transactions. Among other restrictions, we are limited in the dollar amount of mortgage guarantees we may provide if we do not maintain a minimum consolidated interest expense coverage ratio, or interest coverage ratio.

As a result of the covenants, our ability to pay dividends or other distributions on our common shares and the ADSs may be limited. These covenants also restrict our ability to raise additional capital in the future through bank borrowings and debt and equity issuances and may restrict our ability to engage in some transactions that we expect to be of benefit to us. The covenants may also limit the amount of units we may sell in any period by limiting the amount of mortgage guarantees we can provide to purchasers if we do not maintain the requisite interest coverage ratio.

The 13.25% Senior Notes and the Convertible Note constitute pari passu senior indebtedness. They are each guaranteed by certain of our subsidiaries and secured by the capital stock of certain of our subsidiaries, including the capital stock of certain of the guarantors. A breach of any of the covenants in the documents governing either issue of our senior debt (i.e., under the indenture governing the 13.25% Senior Notes or in the Convertible Note themselves) could result in a default and acceleration of such debt, which could, in turn, create a default and acceleration of the other issue of our senior debt. If we default under the 13.25% Senior Notes or the Convertible Note in the future, the holders may enforce their claims against the guarantors and the pledged capital stock to satisfy our obligations to them. In such an event, the holders of our senior debt could gain ownership of the capital stock of certain of our wholly owned subsidiaries and enforce their claims against the assets of the guarantors. We conduct substantially all of our operations in China and substantially all of our assets are located in China and, if we default under our senior debt, we would lose control or ownership of our assets and operations in China and there may be few or no assets remaining with which we could conduct our business or from which the claims of our other creditors could be satisfied.

9

Our financing costs are subject to changes in interest rates.

The rates of interest payable on our long-term bank loans are adjustable based on the range of 95% to 120% of the PBOC benchmark rate, which fluctuates from time to time. At June 30 , 2013, the PBOC benchmark rate for a one year loan was 6.00% and ranged from 6.15% to 6.55% for loans of more than one year. As of June 30, 2013, the principal amount of our aggregate outstanding variable rate debt was US$171.7 million. A hypothetical 1% increase in annual interest rates would increase our interest expenses by US$1.7 million based on our debt level at June 30, 2013. In connection with our expansion in to the U.S. beginning in 2012, we anticipate entering into U.S. dollar denominated loans in the future, which will subject us to additional interest rate fluctuation risks, including fluctuations of London Interbank Offered Rate, or LIBOR.

We are subject to potential environmental liability.

We are subject to a variety of laws and regulations concerning the protection of health and the environment. The particular environmental laws and regulations that apply to any given development site vary significantly according to the site’s location and environmental condition, the present and former uses of the site and the nature of the adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict project development activity in environmentally-sensitive regions or areas. Although the environmental investigations conducted by local environmental authorities have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations to date, it is possible that these investigations did not reveal all environmental liabilities and that there are material environmental liabilities of which we are unaware. We cannot assure you that future environmental investigations will not reveal material environmental liability. Also, we cannot assure you that the PRC or U.S. government will not change the existing laws and regulations or impose additional or stricter laws or regulations, the compliance of which may cause us to incur significant capital expenditure. See “ITEM 4. INFORMATION ON THE COMPANY—B. Business Overview—Environmental Matters” in our 2012 Form 20-F.

Our business expansion and business diversification requires proper allocation of our management resources and qualified employees.

In 2012, we embarked on four new residential development projects in China, including our first development project in the satellite area of Beijing. We also began to hold and manage our first retail project, Xinyuan Priority Lifestyle Shopping Center, located in Zhengzhou, Henan Province. In addition, we expanded our operations into the U.S. market, including a development project in New York, and two resale projects in Reno, Nevada and Irvine, California. These newly developed projects, with more diversified business focuses in terms of market regions and types of business, demand proper allocation of our management resources. If our management fails to satisfy these increased demands, we may not be able to carry out our business expansion and project development successfully. In addition, if we are unable to recruit or retain a sufficient number of qualified employees for the continuation and expansion of our business, our business and prospects may be adversely affected.

We may fail to obtain, or may experience material delays in obtaining, necessary government approvals for any major property development, which will adversely affect our business.

The real estate industry is strictly regulated by the PRC government. Property developers in China must abide by various laws and regulations, including implementation rules promulgated by local governments to enforce these laws and regulations. Before commencing, and during the course of, development of a property project, we need to apply for various licenses, permits, certificates and approvals, including land use rights certificates, construction site planning permits, construction work planning permits, construction permits, pre-sale permits and completion acceptance certificates. We need to satisfy various requirements to obtain these approval certificates and permits. To date, we have not encountered serious delays or difficulties in the process of applying for these approval certificates and permits, but we cannot guarantee that we will not encounter serious delays or difficulties in the future. In the event that we fail to obtain the necessary governmental approvals for any of our major property projects, or a serious delay occurs in the government’s examination and approval progress, we may not be able to maintain our development schedule and our business and cash flows may be adversely affected.

10

Regulations in the U.S. could increase the cost and limit the availability of our project development in the U.S. and adversely affect our business or financial results.

As we expand our business into the U.S. market, we will be subject to extensive and complex regulations in the U.S. that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water and sewage facilities, roads and other local services. New housing developments may also be subject to various assessments for public improvements. Any of these regulatory issues can limit or delay construction and increase our operating costs. We are also subject to a variety of local, state and federal laws and regulations concerning protection of health, safety and the environment. These matters may result in delays, may cause us to incur substantial compliance, remediation, mitigation and other costs or subject us to costs from fines, penalties and related litigation. These laws and regulations can also prohibit or severely restrict development and homebuilding activity in environmentally sensitive areas.

Increases in the price of raw materials or labor costs may increase our cost of sales and reduce our earnings.

We outsource the design and construction of our projects under development to third-party service providers. Our third-party contractors are responsible for provider labor and procuring almost all of the raw materials used in our project developments. Our construction contracts typically provide for fixed or capped payments, but the payments are subject to changes in government-suggested prices for certain raw materials we use, such as steel and cement. Any increase in labor costs or other costs which may result in adjustments in payments under any of our construction contracts could result in an increase in our construction costs. In the event that the price of any raw materials, including cement, concrete blocks and bricks, increase in the future, such increase could be passed on to us by our contractors, and our construction costs would increase accordingly. Passing such increased costs to our customers may result in reduced sales and delay our ability to complete sales for our projects. Any input cost increase could reduce our earnings to the extent we are unable to pass these increased costs to our customers.

Retail and commercial investment properties and properties held for sale are generally illiquid investments and the lack of alternative uses of such properties could limit our ability to respond changes in the performance of our properties.

As of June 30, 2013, we had approximately 46,000 square meters of retail investment properties in Zhengzhou province, in China and we had properties held for sale in Nevada and California in the U.S. in approximately 50 finished lots and 1,627 square meters. We anticipate that we may prudently and gradually increase our retail and commercial investment properties as appropriate opportunities arise in the future. Any form of real estate investment is difficult to liquidate and, as a result, our ability to sell our properties in response to changing economic, financial and investment conditions is limited. In addition, we may also need to incur capital expenditures to manage and maintain our properties, or to correct defects or make improvements to these properties before selling them. We cannot assure you that we can obtain financing at a reasonable cost for such expenditures, or at all.

Furthermore, aging of retail and commercial investment properties or properties held for sale, changes in economic and financial conditions or changes in the competitive landscape in the PRC or U.S. property markets, may adversely affect the amounts of rentals and revenue we generated from, as well as the fair value of, these properties. However, our ability to convert any of these properties to alternative uses is limited as such conversion requires extensive governmental approvals in the PRC or may require zoning or other approvals in the U.S. and involves substantial capital expenditures for the purpose of renovation, reconfiguration and refurbishment. We cannot assure you that such approvals and financings can be obtained when needed. These and other factors that impact our ability to respond to adverse changes in the performance of our retail and commercial investment properties, as well as properties held for sale, may adversely affect our business, financial condition, cash flow and results of operations.

11

We may engage in joint ventures, which could result in unforeseen expenses or disruptive effects on our business.

From time to time, we may consider joint ventures with other businesses to develop a property. Any joint venture that we determine to pursue will be accompanied by a number of risks. We may not be in a position to exercise sole decision-making authority regarding the joint ventures. We may not be able to control the quality of products produced by the joint venture. Depending on the terms of the joint venture agreement, we may require the consent of our joint venture partners for the joint venture to take certain actions, such as making distributions to the partners. A joint venture partner may encounter financial difficulties and become unable to meet obligations with regards to funding of the joint venture. In addition, our joint venture partners and the joint venture themselves may hold different views or have different interests from ours, and therefore may compete in the same market with us, in which case our interest and future development may be materially adversely affected.

Any future acquisitions could expose us to unforeseen risks or place additional strain on the management and other resources.

In late 2010, we completed our acquisition of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd., or Jiantou Xinyuan, a joint venture in which we had previously held a 45% interest. As part of our business strategy, we regularly evaluate investments in, or acquisitions of, subsidiaries, joint ventures, and we expect that we will continue to make such investments and acquisitions in the future. Any potential future acquisition may be accompanied by a number of risks, including risks relating to the evolving legal landscape in China. An acquired business may underperform relative to expectations or may expose us to unexpected liabilities. In addition, the integration of any acquisition could require substantial management attention and resources. If we were unable to successfully manage the integration and ongoing operations, or hire and retain additional personnel necessary for the running of the expanded business, the results of our operations and branch performance could be adversely affected.

Regulations in the PRC may make it more difficult for us to pursue growth through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. Among other things, the M&A Rules and regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, are triggered. According to the Implementing Rules Concerning Security Review on the Mergers and Acquisitions by Foreign Investors of Domestic Enterprises issued by the Ministry of Commerce in August 2011, mergers and acquisitions by foreign investors involved in an industry related to national security are subject to strict review by the Ministry of Commerce. These rules also prohibit any transactions attempting to bypass such security review, including by controlling entities through contractual arrangements. We believe that our business is not in an industry related to national security. However, we cannot preclude the possibility that the Ministry of Commerce or other government agencies may publish interpretations contrary to our understanding or broaden the scope of such security review in the future. From time to time, we may elect to grow our business in part by directly acquiring complementary businesses in China. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions.

12

Our development plan may be adversely affected in the event that relocation issues related to government housing expropriations are not successfully settled by the relevant PRC governmental authorities.

We acquire property for development through bidding, auctions and listing procedures held by the government or through acquisitions from third parties. Some of the property we acquire from the government may have been made available through expropriation. On January 21, 2011, the PRC State Council issued the Regulations on the Expropriation of Buildings on State-owned Land and Compensation, which provides that government entities at the city and county level are responsible for overseeing housing expropriation and compensation within their respective administrative regions. The regulations mandate that a compensation agreement be entered into between the relevant housing expropriation department and the entities or individuals whose houses have been expropriated addressing, among others things, the mode of payment and the amount of compensation, the period of payment, the removal expenses, temporary placement or transitional housing expenses, losses from the closure of business operations, the time period within which the entities or individuals must vacate the expropriated premises, the type of transitional accommodation and the period of transition. The compensation payable may not be less than the market value of property of a similar nature as of the date when the expropriation notice was issued. Under the regulations, property developers are prohibited from participating in the relocation arrangements. Given the fact that the completion of the relocation procedures is the condition precedent for the relevant PRC governmental authorities to grant land use rights, any failure of the PRC governmental authorities in handling the relocation issues may cause substantial delays in the granting process of land use rights. If we cannot obtain the land use rights from the relevant governmental authorities in time, our development plan may be delayed and we hence may not be able to complete the development and sell the property according to plan. This will, in turn, adversely affect our business operations.

We do not have insurance to cover potential losses and claims.

We do not have insurance coverage against potential losses or damages with respect to our properties in the PRC before their delivery to customers, nor do we maintain insurance coverage against liability from tortious acts or other personal injuries on our project sites. Although we require our contractors to carry insurance, we believe most of our contractors do not comply with this requirement. Our contractors may not be sufficiently insured themselves or have the financial ability to absorb any losses that arise with respect to our projects or pay our claims. In addition, there are certain types of losses, such as losses due to earthquakes, which are currently uninsurable in China. While we believe that our practice is in line with the general practice in the PRC property development industry, there may be instances when we will have to internalize losses, damages and liabilities because of the lack of insurance coverage, which may in turn adversely affect our financial condition and results of operations. In addition, while we carry limited insurance on our operations in the U.S., such insurance may not be adequate to compensate us for any losses, damages and liabilities we might incur with regard to our properties.

We may suffer a penalty or even forfeit land to the PRC government if we fail to comply with procedural requirements applicable to land grants from the government or the terms of the land use rights grant contracts.

According to the relevant PRC laws and regulations, if we fail to develop a property project according to the terms of the land use rights grant contract, including those relating to the payment of land premiums, specified use of the land and the time for commencement and completion of the property development, the PRC government may issue a warning, may impose a penalty or may order us to forfeit the land. Specifically, under current PRC laws and regulations, if we fail to pay land premiums in accordance with the payment schedule set forth in the relevant land use rights grant contract, the relevant PRC land bureau may issue a warning notice to us, impose late payment penalties or even require us to forfeit the related land to the PRC government. The late payment penalties are usually calculated based on the overdue days for the land premium payments. Furthermore, if we fail to commence development within one year after the commencement date stipulated in the land use rights grant contract, the relevant PRC land bureau may issue a warning notice to us and impose an idle land fee on the land of up to 20% of the land premium. If we fail to commence development within two years, the land will be subject to forfeiture to the PRC government, unless the delay in development is caused by government actions or force majeure. Even if the commencement of the land development is compliant with the land use rights grant contract, if the developed gross floor area (“GFA”) on the land is less than one-third of the total GFA of the project or the total capital invested is less than one-fourth of the total investment of the project and the suspension of the development of the land continues for more than one year without government approval, the land will also be treated as idle land and be subject to penalty or forfeiture. We and Jiantou Xinyuan, during the time we owned only 45% of the company, have made late payments of land premiums for which penalties were imposed.

We cannot assure you that circumstances leading to significant delays in our own land premium payments or development schedules or forfeiture of land will not arise in the future. If we pay a substantial penalty, we may not be able to meet pre-set investment targeted returns for a given project and our financial conditions could be adversely affected. If we forfeit land, we will not only lose the opportunity to develop the property projects on such land, but may also lose a significant portion of the investment in such land, including land premium deposits and the development costs incurred.

13

Any non-compliant GFA of our uncompleted and future property developments will be subject to governmental approval and additional payments.

The local government authorities inspect property developments after their completion and issue the completion acceptance certificates if the developments are in compliance with the relevant laws and regulations. If the total constructed GFA of a property development exceeds the GFA originally authorized in the relevant land grant contracts or construction permit, or if the completed property contains built-up areas that do not conform with the plan authorized by the construction permit, the property developer may be required to pay additional amounts or take corrective actions with respect to such non-compliant GFA before a completion acceptance certificate can be issued to the property development.

We have obtained completion acceptance certificates for all of our completed properties as of June 30, 2013. However, we cannot be certain that local government authorities will not determine that the total constructed GFA upon completion of our existing projects under development or any future property developments exceed the relevant authorized GFA. Any such non-compliance could lead to additional payments or penalty, which would adversely affect our financial condition. We have not materially incurred any such payments or penalties since the founding of the company.

We may not be able to continue obtaining qualification certificates, which will adversely affect our business.

Real estate developers in the PRC must obtain a formal qualification certificate in order to carry on a property development business in the PRC. According to the PRC regulations on qualification of property developers issued in 2000, a newly established property developer must first apply for a temporary qualification certificate with a one-year validity, which can be renewed for not more than two years. If, however, the newly established property developer fails to commence a property development project within the one-year period during which the temporary qualification certificate is in effect, it will not be allowed to renew its temporary qualification certificate. All qualification certificates are subject to renewal on an annual basis. Under government regulations, developers must fulfill all statutory requirements before they may obtain or renew their qualification certificates. In accordance with the provisions of the rules on the administration of qualifications, the real estate developer qualifications are classified into four classes and the approval system for each class is tiered. A real estate developer may only engage in the development and sale of real estate within the scope of its qualification certificate. For instance, a Class I developer is not restricted to the scale of real estate projects to be developed and may undertake real estate development projects anywhere in the country, while a Class II or below developer may undertake projects with construction area of less than 250,000 square meters per project. See “ITEM 4. INFORMATION ON THE COMPANY—B. Business Overview—Regulation—Regulations on Qualifications of Developer” in our 2012 Form 20-F.

There can be no assurance that some of our project companies that are in the process of applying for or renewing proper qualification certificates will be able to obtain such certificates on a timely basis to commence their planned real estate projects development on schedule. There can be no further assurance that we and our project companies will continue to be able to extend or renew the qualification certificates or be able to successfully upgrade the current qualification class to a higher qualification. If we or our project companies are unable to obtain or renew qualification certificates, the PRC government will refuse to issue pre-sale and other permits necessary for the conduct of the property development business, and our results of operations, financial condition and cash flows will be adversely affected. In addition, if any of our project companies engages in the development and sale of real estate outside the scope of its qualification certificate, it may be ordered to rectify such conduct within a prescribed period, be fined up to RMB100,000, or even have its qualification certificate and business license revoked.

Our failure to assist our customers in applying for property ownership certificates in a timely manner may lead to compensatory liabilities to our customers.

We are statutorily required to meet various PRC regulation requirements within 90 days after delivery of property, or such other period contracted with our customers, in order for our customers to apply for their property ownership certificates, including passing various governmental clearances, formalities and procedures. Under our typical sales contract, we are liable for any delay in the submission of the required documents as a result of our failure to meet such requirements, and are required to compensate our customers for delays. In the case of delays of submission of required documents, we are required under contracts with our customers to pay compensation to our customers and our reputation and results of operations may be adversely affected.

14

The property development business is subject to claims under statutory quality warranties.

Under PRC law, all property developers in the PRC must provide certain quality warranties for the properties they construct or sell. We are required to provide these warranties to our customers. Generally, we receive quality warranties from our third-party contractors with respect to our property projects. If a significant number of claims were brought against us under our warranties and if we were unable to obtain reimbursement for such claims from third-party contractors in a timely manner or at all, or if the money retained by us to cover our payment obligations under the quality warranties was not sufficient, we could incur significant expenses to resolve such claims or face delays in remedying the related defects, which could in turn harm our reputation, and materially adversely affect our business, financial condition and results of operations.

We may become involved in legal and other proceedings from time to time and may suffer significant liabilities or other losses as a result.

We have in the past, and may in future, become involved in disputes with various parties relating to the acquisition of land use rights, the development and sale of our properties or other aspects of our business and operations. These disputes may lead to legal or other proceedings and may result in substantial costs and diversion of resources and management’s attention. Disputes and legal and other proceedings may require substantial time and expense to resolve, which could divert valuable resources, such as management time and working capital, delay our planned projects and increase our costs. Third parties that are found liable to us may not have the resources to compensate us for our incurred costs and damages. We could also be required to pay significant costs and damages if we do not prevail in any such disputes or proceedings. In addition, we may have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable decrees that result in pecuniary liabilities and cause delays to our property developments.

The relevant PRC tax authorities may challenge the basis on which we have been paying our land appreciation tax obligations and our results of operations and cash flows may be affected.

Under PRC laws and regulations, our PRC subsidiaries engaging in property development are subject to land appreciation tax, or LAT, which is levied by the local tax authorities. All taxable gains from the sale or transfer of land use rights, buildings and their attached facilities in the PRC are subject to LAT at progressive rates ranging from 30% to 60%. Exemptions are available for the sale of ordinary residential properties if the appreciation values do not exceed certain thresholds specified in the relevant tax laws. Gains from the sale of commercial properties, luxury residential properties and villas are not eligible for this exemption.

We have accrued all LAT payable on our property sales and transfers in accordance with the progressive rates specified in relevant tax laws, less amounts previously paid under the levy method applied by relevant local tax authorities. However, provision for LAT requires our management to use a significant amount of judgment with respect to, among other things, the anticipated total proceeds to be derived from the sale of the entire phase of the project or the entire project, the total appreciation of project value and the various deductible items. Given the time gap between the point at which we make provisions for and the point at which we settle the full amount of LAT payable, the relevant tax authorities may not necessarily agree with our apportionment of deductible expense or other bases on which we calculate LAT. As a result, our LAT expenses as recorded in our financial statements of a particular period may require subsequent adjustments. If the LAT provisions we have made are substantially lower than the actual LAT amounts assessed by the tax authorities in the future, our results of operations and cash flows will be materially and adversely affected.

Our operations may be affected by the real property taxes to be imposed by the PRC government.

In another attempt to cool the real estate market, the PRC government has been considering imposing real property tax on a nationwide scale and has designated Shanghai and Chongqing as trial regions. In response, on January 27, 2011 both Shanghai and Chongqing promulgated local rules regarding the imposition of real property tax, with such rules taking effect on January 28, 2011. On February 20, 2013, the State Council, in an executive meeting, stated a new policy regarding the real property tax. The government is considering selecting more trial regions for the real property tax this year. Real property tax regulations may eventually be officially promulgated at the national level; any such regulation could significantly impact the real estate market. In light of these developments, we cannot guarantee that our operations will not be adversely affected.

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We may be required to pay additional corporate income taxes in China.

Based on the levy method applied by the Zhengzhou local tax bureau before 2011, our subsidiaries in Zhengzhou were paying corporate income tax, or CIT, on a deemed profit basis, where taxable income was deemed to be 15% of cash receipts, regardless of actual income generated in that year. The local tax authorities may challenge our basis as compared to the actual income basis. Accordingly, we may be subject to CIT on our actual taxable income for the years prior to 2011. We have made provision for the full amount of applicable CIT calculated in accordance with the relevant PRC tax laws and regulations, but we paid CIT each year as required by the local tax authorities. The Zhengzhou local tax authority has provisionally confirmed that it suspended the deemed profit method to our PRC subsidiaries located in Henan province and turned to the statutory taxable income method at 25% on income for the year ended December 31, 2011. For our subsidiaries located in Shandong, Jiangsu, Anhui and Sichuan provinces, income tax is levied at the statutory rate of 25% on income as reported in the statutory financial statements after appropriate tax adjustments for the year ended December 31, 2011. The local authorities have indicated that they will apply the regulation in the same manner in 2012 and 2013. We cannot guarantee that we will not be required to pay additional taxes in accordance with the PRC tax laws and regulations or that our accrued deferred tax liabilities will be sufficient to cover any additional CIT payments we will be required to pay in the future with respect to past financial periods.

Dividends we receive from our PRC subsidiaries located in the PRC may be subject to PRC withholding tax.

The PRC Corporate Income Tax Law, or the CIT Law, and the Implementation for the CIT Law issued by the PRC State Council became effective as of January 1, 2008. The CIT Law provides that a maximum income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC, and the State Council has reduced such rate to 10% through the Implementation for the CIT Law. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from our PRC subsidiaries. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% income tax if we are considered a “non-resident enterprise” under the CIT Law. If we are required under the CIT Law to pay income tax for any dividends we receive from our PRC subsidiaries, it will materially and adversely affect the amount of dividends received by us from our PRC subsidiaries.

We may be deemed a PRC resident enterprise under the CIT Law and be subject to the PRC taxation on our worldwide income.

The CIT Law also provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% corporate income tax rate as to their worldwide income (including dividend income received from subsidiaries). Under the Implementation for the CIT Law, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. Under the Notice on the Issues Regarding Recognition of Overseas Incorporated Domestically Controlled Enterprises as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008, an overseas incorporated, domestically-controlled enterprise will be recognized as a PRC resident enterprise if it satisfies certain conditions. However, it is still unclear whether PRC tax authorities would require us to be treated as a PRC resident enterprise. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us could be exempt from Chinese dividend withholding tax, since such income is exempted under the new CIT Law to a PRC resident recipient.

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Dividends payable by us to our non-PRC investors and gain on the sale of our ADSs may become subject to taxes under PRC tax laws.

Under the Implementation for the CIT Law, a PRC income tax rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our ADSs, or the gain you may realize from the transfer of our ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. If we are required under the Implementation for the CIT Law to withhold PRC income tax on dividends payable to our non-PRC investors that are “non-resident enterprises,” or if you are required to pay PRC income tax on the transfer of our ADSs, the value of your investment in our ADSs may be materially and adversely affected.

If the value of our brand or image diminishes, it could have a material adverse effect on our business and results of operations.

We intend to continue promoting the “Xinyuan” brand in selected Tier II and Tier III cities by delivering quality products and attentive real estate-related services to our customers. Our brand is integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy customer needs by further developing and maintaining quality of our services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy customer needs or if our public image or reputation were otherwise hindered, our business transactions with our customers may decline, which could in turn adversely affect our results of operations.

We may be required to record impairment charges in the future.

If the projected profitability of a given project deteriorates due to a decline in the pace of unit sales, a decline in selling prices, or some other factor, such project is reviewed for possible impairment by comparing the estimated future undiscounted cash flows for the project to its carrying value. If the estimated future undiscounted cash flows are less than the project’s carrying value, the project is written down to its estimated fair value. On a quarterly basis we are required to conduct impairment tests on our projects. If business conditions deteriorate, there is a potential risk that impairment charges will be recorded, which may have a material adverse effect on our results of operation.

Any unauthorized use of our brand or trademark may adversely affect our business.

We own trademarks for “鑫苑” in the form of Chinese characters and our company logo in the PRC. We have not registered such trademarks in the U.S. We rely on the PRC intellectual property and anti-unfair competition laws and contractual restrictions to protect brand name and trademarks. We believe our brand, trademarks and other intellectual property rights are important to our success. Any unauthorized use of our brand, trademarks and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, our reputation may be harmed and our business may be adversely affected.

We may be subject to additional payments of statutory employee benefits.

According to PRC laws and local regulations, we are required to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agents for the benefit of all our employees. Since the PRC Social Insurance Law came into effect on July 1, 2011, the legal framework regulating employee social insurance has been further strengthened. Currently, we pay statutory employee benefits based on the contribution ratio stipulated by local governments and also accrue provisions for unpaid employee benefits based on relevant central government regulations. We cannot be certain that such accrued amounts will be sufficient to meet any additional employee benefit payments that we are required to make in the future.

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If we provide seller-financing, we face the risk that our homebuyers may default in their obligations, which could result in a delay of revenue recognition and could negatively affect our financial results.

Since 2011, due to the restrictions of mortgages to second home buyers, we employed seller-financed contract arrangements under which homebuyer could pay the purchase price for the residential unit in installment payments. We performed credit checks on homebuyers to whom we offer seller-financed arrangements and would likewise do so if we offer seller-financing in the future. However, there is no assurance that the data provided will be completely accurate or current. Moreover, there is limit as to the extensiveness of the investigation we are able to conduct with respect to each homebuyer. Our check may not have revealed and any checks in the future may not reveal all the matters that an in-depth independent investigation performed by a bank or specialist whose primary business is credit review could uncover.

Our risk of monetary loss under any seller-financed agreement is mitigated by the homebuyers' deposits we hold as collateral and our retention of possession and title to the apartments until the purchase price is paid in full. However, if any homebuyer to whom we have offered seller financing arrangement defaults, our ability to recognize revenue from the sale of the affected apartment will be delayed, we may incur additional expenses in selling the apartment and our financial results could be adversely affected. Were we to offer seller financing arrangement in the future, we would face similar risks of homebuyer defaults.

Our property development schedule may be delayed and our development costs may increase as a result of delayed governmental demolition and resettlement processes if we were to acquire land requiring demolition of existing properties.

According to Urban Housing Resettlement Administration Regulations and applicable local regulations, in the case where we are responsible for demolishing existing properties and relocating existing residents, we will be required to pay the corresponding demolition and resettlement costs. If the parties responsible for and subject to the demolition and resettlement fail to reach agreements, either of them may apply for a ruling with the relevant governmental authorities; if the parties are not satisfied with the ruling, they may initiate proceedings in a people's court within three months from the date of such ruling, which may delay the project. Our practice has been to acquire land where demolition of existing properties and resettlement of residents is not required. However, if we were to acquire land where such actions are required, issues in the demolition and resettlement processes may affect our reputation, increase our costs and delay the pre-sales of the relevant project, which may in turn adversely affect our business, financial position and operational performance.

To the extent demolition and resettlement are required in any of our future property developments, we will be required to compensate existing residents an amount calculated in accordance with local resettlement compensations standards. These local standards may change from time to time without advance notice. If such compensation standards are changed to increase the compensation we are required to pay, our land acquisition costs may increase, which could adversely affect our financial condition and results of operations. In respect of projects in which the resettlement cost are borne by us, if we or the local government fail to reach an agreement over the amount of compensation with any existing owner or resident, any party may apply to the relevant authorities for a ruling on the compensation amount. Dissenting owners and residents may also refuse to relocate. Any administrative process or resistance or refusal to relocate may delay our future project development schedules, and an unfavorable final ruling may result in us paying more than the amount required by the local standards. Any occurrence of the above factors may result in increases in our future development costs, which can adversely affect our cash flows, financial condition and results of operations.

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We could be adversely affected by potential violations of the U.S. Foreign Corrupt Practices Act.

The U.S. Foreign Corrupt Practices Act, or FCPA, generally prohibits companies and their intermediaries from making improper payments to public officials for the purpose of obtaining or retaining business. Our internal policies mandate compliance with these anti-corruption laws. We operate and retain employees in China and the United States, and we rely on our management structure, regulatory and legal resources and effective operation of our compliance program to direct, manage and monitor the activities of our employees. Despite our training, oversight and compliance programs, we cannot assure you that our internal control policies and procedures always will protect us from deliberate, reckless or inadvertent acts of our employees or agents that contravene on compliance policies or violate applicable laws. Our continued expansion in China and U.S. could increase the risk of such violations in the future. Violations of the FCPA, or allegations of such violations, could disrupt our business and result in a material adverse effect on our results of operations or financial condition.

Risks Relating to the Residential Property Industry in China

Our operations are highly subject to government policies and regulations in the real estate market.

Since 2010, the PRC government has been tightening its control of the real estate market with the aim of curbing increases in property prices.

On January 7, 2010, the general office of the PRC State Council issued a circular to all ministries and provincial-level local governments to control the rapid increase in housing prices and cool down the real estate market in China. The circular reiterated that the purchasers of a second residential property for their households must make down payments of not less than 40% of the purchase price and the real estate developers must commence the sale within the mandated period as set forth in the pre-sale approvals and at the publicly announced prices. Further, in order to implement the requirements set out in the State Council’s circular, the Ministry of Land and Resources, or the MLR, issued a notice on March 8, 2010 in relation to increasing the supply of, and strengthening the supervision over, land for real estate development purposes. The MLR’s notice stipulated that the floor price of a parcel of land must not be lower than 70% of the benchmark land price set for the area in which the parcel is located, and that real estate developers participating in land auctions must pay a deposit equivalent to 20% of the land parcel’s floor price.

On April 17, 2010, the general office of the PRC State Council issued a further circular to all ministries and provincial-level local governments. Among other matters, the circular provided that purchasers of a first residential property for their households with a gross floor area of greater than 90 square meters must make down payments of 30% of the purchase price; purchasers of a second residential property for their households must make down payments of at least 50% of the purchase price and the interest rate of any mortgage for such property must equal at least the benchmark interest rate plus 10%; and for purchasers of a third residential property, both the minimum down payment amount and applied interest rate must be increased significantly. Moreover, the circular provided that banks could decline to provide mortgage financing to either a purchaser of a third residential property or a non-local resident purchaser.

On May 26, 2010, the Ministry of Housing and Urban-Rural Development, or the MOHURD, the PBOC and China Banking Regulatory Commission, or the CBRC, jointly issued a notice clarifying the criteria for determining what is a “second residential household property.” Among other matters, the requirements on down payments and interest rates for mortgages on a second residential property will also apply to non-local resident purchasers (i.e., purchasers who cannot provide proof that they have been making individual income tax payments or social security payments in the relevant local area for more than one year) applying for housing-related mortgage financing, regardless of whether there is any residential property under the name of a member of their households at the time of application.

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The General Office of the State Council promulgated the Circular on Issues Relevant to Improving the Regulation and Control of the Real Property Market on January 26, 2011, which required each city’s government to appropriately set and publicize its target for controlling the prices of local, newly built, residential housing units in 2011. In addition, this circular also provided that for a household purchasing a second residential household property by mortgage financing, the down payment must be at least 60% of the purchase price and the interest rate for the mortgage on such property must be at least 1.1 times the benchmark interest rate; in municipalities, the capital city of each province, and other cities where housing prices are too high, a local resident household having one residential household property or a non-local resident household which is able to provide the requisite certificates showing payment of individual income tax or social insurance contribution for a certain number of years, may only purchase one additional residential property; for a local resident household already having two or more residential properties or a non-local resident household that already has one or more residential properties or is unable to provide the requisite certificates, the purchase of any residential properties in the local area is not permitted. Localities that have already promulgated their own policies on limiting the purchase of residential properties must bring those policies in line with the abovementioned principle as soon as possible. Municipalities, capital cities of each province, and other cities where housing prices are too high must promulgate policies to limit the purchase of residential properties.

On February 5, 2011, the MLR issued the Circular on the Issues of the Management and Control of Land Supply for Urban Residential Properties which imposed strict controls on the use of land for large commercial housing projects. On March 16, 2011, the National Development and Reform Commission, or the NDRC, issued the Provisions on Selling Real Estate at Expressly Marked Prices, which was implemented on May 1, 2011 to regulate price manipulation and arbitrary price increases by, among other things, requiring developers to re-register with the appropriate government department before increasing real estate prices. PRC government agencies have also promulgated several other regulations in a continuous bid to promote the construction of public housing, especially rental housing projects. The urban public rental housing policy is targeted at low to middle income families, new employees without housing and migrants with stable employment in urban areas. Several policies, such as increasing financial aid from central finance agencies and local governments, improving project planning and establishing a sound regulatory mechanism, have been implemented to ensure the successful promotion of affordable housing projects. With the rapid development of the affordable housing projects, we foresee that this may not only reduce demand in the market, but it may also make prices go down with regard to residential properties, which may therefore affect our business operations in the PRC.

In addition to the notice above, local government authorities of several municipalities and cities such as Beijing, Zhengzhou, Ji’nan, Chengdu and Hefei have successively promulgated more detailed regulations to restrict residents who have not resided in the local area for a certain period of time (ranging from 1 year to 5 years, evidenced by their individual income tax payment track records) from purchasing residential property in that area.

On February 15, 2012, the MLR issued the Circular on Issues Relevant to the Regulation and Control of the Real Property Market in 2012, which provides that governments must strictly maintain the current range of restrictions on the real estate market.

On February 20, 2013, the PRC State Council, in an executive meeting, stated that it is still a national policy to take action to curb investment and speculation in the housing market. The State Council required the local governments to continue to stabilize housing prices and restrict the speculation in the housing market. The meeting also determined that the trial regions for real property tax will be enlarged.

On February 26, 2013, the General Office of the State Council announced the Notice on Continuing to Improve the Regulation and Control of the Real Estate Market, which, among others, provides the following requirements: (i) limitations on the purchase of commodity properties must be strictly implemented, and the scope of such limitations must cover all newly constructed commodity properties and second-hand properties located within the entire administrative area of the city in question; (ii) for those cities with excessive growth in housing prices, the local counterparts of the PBOC may further increase down payment ratios and interest rates for loans to purchase second properties in accordance with the price control policies and targets of the corresponding local governments; (iii) the gains generated from the sale of a self-owned property shall be subject to individual income tax at a rate of 20%, if the original value of such property can be verified through historical information such as tax filings and property registration.

As of October 23, 2013, echoing the notice of General Office of the State Council, Guangzhou, Beijing, Shanghai, Shenzhen and Chongqing and other major cities in the PRC have promulgated, respectively, local implementing policies, which among others, reiterated the requirements regarding: (i) limitations on the purchase of properties within the local region; (ii) stabilizing price increases of local properties; (iii) strictly implementing policies on down payment ratios and interest rates for loans to purchase second properties and prohibiting providing loans to purchase third properties; and (iv) particularly in Beijing, strict enforcement of individual income tax collection on the gains generated from the sale of a self-owned property.

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Given that the price of housing has continued to increase in major cities in 2013, it is possible that the government agencies may adopt further measures to implement the policies outlined above. The full effect of these policies on the real estate industry and our business will depend in large part on the implementation and interpretation of the circulars by governmental agencies, local governments and banks involved in the real estate industry.

The PRC government’s policies and regulatory measures on the PRC real estate sector could limit our access to required financing and other capital resources, adversely affect the property purchasers’ ability to obtain mortgage financing or significantly increase the cost of mortgage financing, reduce market demand for our properties and increase our operating costs. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures or that agencies and banks will not adopt restrictive measures or practices in response to PRC governmental policies and regulations, which could substantially reduce pre-sales of our properties and cash flow from operations and substantially increase our financing needs, which would in turn materially and adversely affect our business, financial condition, results of operations and prospects.

The PRC government has adopted various measures to regulate the property development industry and may adopt further restrictive measures in the future.

In addition to its policies and measures implemented to address housing prices, the PRC government has implemented a number of regulations and measures governing the property development industry.

In July 2006, the MOHURD, the NDRC, the PBOC, the State Administration for Industry and Commerce, or the SAIC, and the State Administration of Foreign Exchange, or the SAFE, issued Opinions on Regulating the Entry and Administration of Foreign Investment in the Real Estate Market, which impose significant requirements on foreign investment in the PRC real estate sector. For instance, these opinions set forth requirements of registered capital of a foreign invested real estate enterprise as well as thresholds for a foreign invested real estate enterprise to borrow domestic or overseas loans. In addition, since June 2007, a foreign invested real estate enterprise approved by local authorities is required to file such approvals with the MOFCOM or its provincial branches. We cannot assure you that any foreign invested real estate enterprise that we establish, or whose registered capital we increase, will be able to complete the filing with the MOFCOM or its provincial branches.

On July 10, 2007, the SAFE issued the Notice on Publicity of the List of the 1st Group of Foreign-Invested Real Estate Projects filed with the MOFCOM. This notice may strictly limit our capacity to raise funds offshore for the purpose of funding our PRC subsidiaries by means of increasing their registered capital or extending shareholders’ loans.

On December 24, 2011, the MOFCOM and the NDRC jointly issued the Catalogue of Industries for Guiding Foreign Investment (2011 Revision), or the Catalogue 2011, which took effect on January 30, 2012. Consistent with the provisions of a prior catalogue, Catalogue 2011 restricts the construction and operation of high-end residential and commercial properties by foreign investment entities. In addition, although it continues to be a permitted type of investment, the development and construction of ordinary residential properties was removed from the “encouraged” category of investment.

The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further adversely affect our business and prospects.

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We are heavily dependent on the performance of the residential property market in China.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier II and Tier III cities, which have lagged in progress in these aspects when compared to Tier I cities.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier II and Tier III cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors or effectively compete for land acquisitions through the auction systems, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

Our sales, revenues and operations will be affected if our customers are not able to secure mortgage financing on attractive terms, if at all.

A majority of the purchasers of our residential properties rely on mortgages to fund their purchases. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not desire or be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected. Among other factors, the availability and cost of mortgage financing may be affected by changes in PRC regulations or policies or changes in interest rates.

The recent circulars issued by the PRC State Council and related measures taken by local governments and banks have restricted and may continue to restrict the ability of purchasers to qualify for or obtain mortgage financing. Since January 26, 2011, for a household purchasing a second residential household property with mortgage financing, the down payment must be at least 60% of the purchase price and the interest rate for the mortgage on such property must be at least 1.1 times the benchmark interest rate. The notice of the General Office of the State Council promulgated on February 26, 2013 authorized local counterparts of the PBOC to further increase down payment ratios and interest rates for loans to purchase second properties in accordance with the price control policies and targets of the corresponding local governments. For instance, on April 7, 2013, Beijing promulgated new rules regarding housing fund loans, which increased the minimum down payment to 70% of the purchase price for a household purchasing a second residential household property with housing fund loans. In addition, the suspension of loans to purchase a third residential property has been continued. In the second half of 2013, many commercial banks suspended or delayed the application for mortgage loans for the second residential household property and cancelled the discount of the interest rate for mortgage loans for the first residential household property. We cannot predict how long these policies will continue or what other action, if any, the banks in cities in which we operate may take.

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In addition, under existing regulations, mortgagee banks may not lend to any individual borrower if the monthly repayment of the anticipated mortgage loan would exceed 50% of the individual borrower’s monthly income or if the total debt service of the individual borrower would exceed 55% of such individual’s monthly income.

Risks Relating to China

PRC economic, political and social conditions as well as government policies can affect our business.

The PRC economy differs from the economies of most developed countries in many aspects, including:

•	political structure;

•	degree of government involvement;

•	degree of development;

•	level and control of capital reinvestment;

•	control of foreign exchange; and

•	allocation of resources.

The PRC economy has been transitioning from a centrally planned economy to a more market-oriented economy. For more than two decades, the PRC government has implemented economic reform measures emphasizing utilization of market forces in the development of the PRC economy. Although we believe these reforms will have a positive effect on China’s overall and long-term development, we cannot predict whether changes in the PRC economic, political and social conditions, laws, regulations and policies will have any adverse effect on our current or future business, financial condition or results of operations.

Changes in foreign exchange regulations may adversely affect our ability to transfer funds and subsequently impact the results of our operations.

We currently receive all of our revenues from operations in the PRC in RMB. The PRC government regulates the conversion between RMB and foreign currencies. Over the years, the PRC government has significantly reduced its control over routine foreign exchange transactions under current accounts, including trade and service related foreign exchange transactions and payment of dividends. However, foreign exchange transactions by our PRC subsidiaries under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. There can be no assurance that these PRC laws and regulations on foreign investment will not cast uncertainties on our financing and operating plans in China. Under current foreign exchange regulations in China, subject to the relevant registration at the SAFE, we will be able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. However, there can be no assurance that the current PRC foreign exchange policies regarding debt service and payment of dividends in foreign currencies will continue in the future. Changes in PRC foreign exchange policies might have a negative impact on our ability to service our foreign currency-denominated indebtedness and to distribute dividends to our shareholders in foreign currencies.

In addition, on August 29, 2008, the SAFE issued a notice with respect to the administration of RMB converted from foreign exchange capital contributions of a foreign invested enterprise. As a result, unless otherwise permitted by PRC laws or regulations, such converted amount can only be applied to activities within the approved business scope of the relevant foreign invested enterprise and cannot be used for domestic equity investment or acquisition. As restricted by the notice, we may not be able to use RMB converted from foreign exchange capital contributions to fund our PRC subsidiaries.

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Fluctuations in the value of RMB will affect the amount of our non-RMB debt service in RMB terms and affect the value of, and dividends payable on, our ADSs in foreign currency terms.

The value of RMB depends, to a large extent, on China’s domestic and international economic, financial and political developments and government policies, as well as the currency’s supply and demand in the local and international markets. Since 2005, the PRC central bank has allowed the official RMB exchange rate to float within a band against a basket of foreign currencies. There can be no assurance that such exchange rate will not fluctuate widely against the U.S. dollar or any other foreign currency in the future. Fluctuation of the value of RMB will affect the amount of our non-RMB debt service in RMB terms since we have to convert RMB into non-RMB currencies to service our foreign debt. Since substantially all of our income and profits are denominated in RMB, any appreciation of RMB will also increase the value of, and any dividends payable on, our ADSs in foreign currency terms. Conversely, any depreciation of RMB will decrease the value of, and any dividends payable on, our ADSs in foreign currency terms. For information regarding the exchange rate between RMB and the U.S. dollar, see, “ITEM 3. KEY INFORMATION – Selected Financial Data – Exchange Rate Information” in our 2012 Form 20-F and "Selected Financial Data" in our Report on Form 6-K for the month of November filed November 1, 2013.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning Foreign Exchange Administration for Financing and Round-Trip Investment Undertaken by Domestic Residents Through Overseas Special-Purpose Vehicles, or the Circular No. 75, requiring PRC residents to register with the local SAFE branch before establishing or acquiring control of any company outside of China for the purposes of financing such offshore company to acquire assets or equity interests in a PRC company. Once such a special purpose vehicle, or SPV, undergoes major changes in capital (including overseas equity or convertible bonds financing), PRC residents must make an application for the registration of such change within 30 days of the occurrence of the event. On May 20, 2011, the SAFE issued the Circular of the SAFE on Operating Rules Concerning Financing and Round-Trip Investment Undertaken by Domestic Residents through Overseas Special-Purpose Vehicles, or the Circular No. 19, which took effect on July 1, 2011 and provides that PRC residents can set up offshore SPVs before obtaining SAFE registration. Circular No. 19 also exempts from the Circular No. 75 registration requirements, onshore foreign invested enterprises, or FIEs, set up by offshore companies controlled by PRC residents, where the offshore company was not set up primarily as a financing vehicle for round-trip investments ( e.g., those that have undertaken standard overseas investments and operations, but then incidentally made a re-investment back onshore). Circular No. 19 makes registration possible for those round-trip SPVs that should have but failed to register as required by Circular No. 75 but indicates that the SAFE will penalize such offenders; such penalties can be severe, including a fine amounting to a certain percentage of all funds remitted by the onshore subsidiary to the SPV after November 1, 2005, and possible criminal prosecution. Additionally, as a result of uncertainty concerning the reconciliation of these notices with other approval or registration requirements, it remains unclear how these notices, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We believe that all of our shareholders who were PRC citizens or residents at the time of our initial public offering completed their required registrations with the SAFE in accordance with Circular No. 75 prior to, and immediately after, the completion of our initial public offering. As a publicly traded company in the U.S., we may not at all times know of the identities of all of our beneficial owners who are PRC citizens or residents, and we may have little control over either our present or prospective direct or indirect PRC resident beneficial owners or the outcome of such registration procedures. The failure or inability of these PRC resident beneficial owners to comply with applicable SAFE registration requirements may subject us to the sanctions described above, including sanctions which may impede our ability to contribute the additional capital from our proceeds of any future offerings to our PRC subsidiaries, and our PRC subsidiaries’ ability to pay dividends or distribute profits to us.

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Interpretation of PRC laws and regulations involves uncertainty.

Our core business is conducted within China and is governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediately published or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with, such agency. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. All these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under its permits, and other statutory and contractual rights and interests.

The PRC national and regional economies may be adversely affected by a recurrence of epidemic.

Certain areas of China, including the Tier II and Tier III cities where we operate, are susceptible to epidemics such as Severe Acute Respiratory Syndrome, or SARS, avian or swine influenza. A recurrence of SARS, avian or swine influenza or any epidemic in these cities or other areas of China could result in material disruptions to our property developments, which in turn could materially and adversely affect our financial condition and results of operations.

We may face PRC regulatory risks relating to our equity incentive plan and long term incentive plan.

In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice, which replaced the previous Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan of Overseas-Listed Company promulgated by the SAFE on March 28, 2007. Under the Stock Option Notice, if a PRC resident participates in any employee stock incentive plan of an overseas listed company, a qualified domestic PRC agent or the PRC subsidiary of such overseas listed company must, among other things, file, on behalf of such individual, an application with the SAFE or its local counterpart to obtain approval for an annual allowance with respect to the foreign exchange in connection with the stock holding or share option exercises. Concurrently, the qualified domestic PRC agent or the PRC subsidiary must also obtain approval from the SAFE or its local counterpart to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon the sale of shares, any dividends issued on the stock and any other income or expenditures approved by the SAFE or its local counterpart. If we, or any of these persons mentioned above, fail to comply with the relevant rules or requirements, we may be subject to penalties, and may become subject to more stringent review and approval processes with respect to our foreign exchange activities, such as our PRC subsidiaries’ dividend payment to us or borrowing foreign currency loans, all of which may adversely affect our business and financial condition.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the U.S. Securities and Exchange Commission, or SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

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Inspection of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future auditor quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedure. As a result, investors may be deprived of the benefits of the PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

We may be adversely affected by the outcome of the administrative proceedings brought by the SEC against five accounting firms in China.

In December 2012, the SEC brought administrative proceedings against five accounting firms in China, alleging that they refused to hand over documents to the SEC for ongoing investigations into certain other China-based companies. We were not and are not subject to any SEC investigations, nor are we involved in the proceedings brought by the SEC against the accounting firms. However, our auditor that issues the audit reports included in our annual reports filed with the SEC is one of the five accounting firms named in the SEC’s proceedings and we may be adversely affected by the outcome of the proceedings, along with other U.S.-listed companies audited by these accounting firms. If the SEC prevails in the proceedings, our auditor and other four accounting firms in China that were named in the proceedings may be barred from practicing before the SEC and hence may be unable to continue to be the auditors for China-based companies like us. If none of the China-based accounting firms are able to continue to be auditors for China-based companies listed in the U.S., we will not be able to meet the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which may ultimately result in our deregistration from the SEC and delisting from the NYSE.

Risks Relating to Our ADSs

The market price for our ADSs may be volatile.

The market price for our ADSs may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly operating results, changes in financial estimates by securities research analysts, changes in the economic performance or market valuations of other real estate developers, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and the U.S. dollar, release of transfer restrictions on our outstanding shares or ADSs, and economic or political conditions in China. In addition, the performance and fluctuation in market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

Substantial future sales or the perception of sales of our ADSs in the public market could cause the price of our ADSs to decline.

 Sales of our ADSs or common shares in the public market, or the perception that such sales could occur, could cause the market price of our ADSs to decline. As of September 30, 2013, we had 156,542,720, common shares outstanding, including 43,871,359 common shares represented by 87,742,718 ADSs. Pursuant to the Registration Rights Agreement between us and the Selling Shareholder, we filed a registration statement with the SEC to register for resale the common shares represented by the 18,626,835 ADSs to which this prospectus relates. All other outstanding ADSs are freely transferable without restriction or additional registration under the Securities Act. The remaining common shares outstanding, other than those held by the Selling Shareholder, are available for sale, subject to any volume and other restrictions as applicable under Rule 144 under the Securities Act. Upon effectiveness of the registration statement of which this prospectus is a part, the common shares held by the Selling Shareholder will be freely transferable pursuant to the registration statement. To the extent that common shares are sold into the market, the market price of our ADSs could decline.

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The interests of our major shareholders may not be aligned with the interests of our other shareholders.

 As of September 30, 2013, Mr. Yong Zhang, Chairman of our board of directors, together with his spouse, Ms. Yuyan Yang, also a board member and Vice President, beneficially owned 36.3% of our outstanding share capital. In addition, as of such date, the Selling Shareholder beneficially owned 20.5% of our outstanding capital (assuming full conversion of the Convertible Note at the initial conversion price of $3.00 per common share). Accordingly, they have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions, and the Convertible Note contains various covenants that restrict sales of assets, transactions with affiliated parties, material changes in the scope of our business and certain other transactions. This concentration of ownership by our major shareholders may result in actions being taken even if opposed by our other shareholders, or blocked by the Convertible Note holder even if supported by our Chairman and other shareholders. In addition, such ownership, as well as limitations on changes of control contained in the Convertible Note as well as in the 13.25% Senior Notes may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring most public companies to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting is effective, our independent registered public accounting firm may still issue a report that is qualified or adverse if it believes that the design or implementation of our internal controls is not effective, or if it interprets the relevant requirements differently from us.

If we fail to maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal control over financial reporting. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our ADSs. Furthermore, we have incurred and expect to continue to incur considerable costs and devote significant management time and efforts and other resources to comply with Section 404 of the Sarbanes-Oxley Act.

Compliance with rules and regulations applicable to companies publicly listed in the United States is costly and complex and any failure by us to comply with these requirements on an ongoing basis could negatively affect investor confidence in us and cause the market price of our ADSs to decrease.

In addition to Section 404, the Sarbanes-Oxley Act also mandates, among other things, that companies adopt corporate governance measures, imposes comprehensive reporting and disclosure requirements, sets strict independence and financial expertise standards for audit committee members, and imposes civil and criminal penalties for companies, their chief executive officers, chief financial officers and directors for securities law violations. For example, in response to the Sarbanes-Oxley Act, the NYSE has adopted additional comprehensive rules and regulations relating to corporate governance. Although we are exempt from most of the NYSE governance rules (see “Because we are not organized under U.S. law, we are subject to certain less detailed disclosure requirements under U.S. federal securities laws,” below), these laws, rules and regulations have nevertheless increased the scope, complexity and cost of our corporate governance and reporting and disclosure practices. Our current and future compliance efforts will continue to require significant management attention. In addition, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers to fill critical positions within our company. Any failure by us to comply with these requirements on an ongoing basis could negatively affect investor confidence in us, cause the market price of our ADSs to decrease or even result in the delisting of our ADSs from the NYSE.

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Because we are not organized under U.S. law, we are subject to certain less detailed disclosure requirements under U.S. federal securities laws.

We are a “foreign private issuer,” as defined in the SEC’s regulations, and consequently we are not subject to all of the same disclosure requirements applicable to domestic companies. Although we prepare annual financial statements and quarterly financial information in accordance with generally accepted accounting principles in the United States, we are exempt from the SEC’s proxy rules, and our annual reports contain less detailed disclosure than reports of domestic issuers regarding such matters as management, executive compensation and outstanding options, beneficial ownership of our securities and certain related party transactions. Also, our officers, directors and beneficial owners of more than 10% of our equity securities are exempt from the reporting requirements and short-swing profit recovery provisions of Section 16 of the Exchange Act. We are also generally exempt from most of the governance rules applicable to companies listed on the NYSE, other than the obligation to maintain an audit committee in accordance with Rule 10A-3 under the Exchange Act. These limits on available information about our company and exemptions from many governance rules applicable to U.S. domestic issuers may adversely affect the market prices for our securities.

You may not have the same voting rights as the holders of our common shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of our ADSs will not be able to exercise voting rights attaching to the common shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the common shares represented by the ADSs. The depositary has agreed that as soon as practicable after the depositary receives from us a notice of a shareholders’ meeting, it will distribute to registered holders of ADRs a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each registered holder on the record date set for such purpose will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. However, holders of ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. The depositary will not itself exercise any voting discretion in respect of any common shares nor will it provide any instructions with respect to the common shares represented by any ADSs for which voting instructions were not timely and properly received. There can be no guarantee that registered holders of ADRs will receive the notice described above with sufficient time to enable them to return any voting instructions to the depositary in a timely manner. To the extent you hold your ADSs through a bank, broker or other nominee, you will be relying upon such institutions to give your voting instructions to the depositary with respect to voting matters.

 You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management named in the annual report.

 We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our wholly-owned subsidiaries in China. Most of our assets are located in China. In addition, many of our directors and senior executive officers reside within China and some or all of the assets of those persons are located outside of the United States. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Even if you are successful in bringing an action of this kind, the respective laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

 You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

 We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or are exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

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 You may be subject to limitations on transfer of your ADSs.

 Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

 Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2013 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

In mergers and acquisitions where the merged company or consolidated company will continue to be a Cayman Islands entity, dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow required procedures, subject to certain exceptions. However, these rights have never been tested before the Cayman Islands court and as a result, they may not be comparable to the appraisal rights that would ordinarily be available to dissenting shareholders of a U.S. company.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our articles of association may contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our common shares and ADSs.

 Our amended and restated articles of association contain provisions limiting the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and their qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our common shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our common shares and ADSs may be materially and adversely affected. See also “The interests of our major shareholders may not be aligned with the interests of our other shareholders,” above.

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 We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or common shares.

 Based on the composition of our assets and income and the current expectations, while not free from doubt, we believe that we were not a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our taxable year ending December 31, 2012 and we do not expect to become a PFIC with respect to our current taxable year or the foreseeable future. The determination of our PFIC status is dependent upon the composition of our income and assets and, in addition, we must make a separate determination at the close of each taxable year as to whether we are a PFIC. Accordingly, we cannot assure you that we were not a PFIC for the year 2012 or will not be a PFIC for our current taxable year ending December 31, 2013 or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. If we were treated as a PFIC for any taxable year during which a U.S. person held an ADS or a common share, certain adverse U.S. federal income tax consequences could apply to such U.S. person.]

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the reports and other information that we file with the SEC and incorporated by reference in this prospectus, contain forward-looking statements. All statements in this prospectus and the documents incorporated by reference in this prospectus, other than statements of historical facts, are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can generally identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or negatives of such expressions. These forward-looking statements include, among others, statements about:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our expectations with respect to our ability to acquire adequate suitable land use rights for future development; and

•	our belief with respect to market opportunities in, and growth prospects of, Tier II and Tier III cites in China and our targeted areas in the United States.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. However, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements. Among the important factors to consider in evaluating our forward-looking statements are:

•	our ability to continue to implement our business model successfully;

•	our ability to secure adequate financing for our project development;

•	our ability to successfully sell or complete our property projects under construction and planning;

•	our ability to enter into new geographic markets and expand our operations;

•	our ability to maintain strict cost control;

•	the marketing and sales ability of our third-party sales agents;

•	the performance of our third-party contractors;

•	laws, regulations and policies relating to real estate developers and the real estate industry in China and, to the extent we expand operations into other countries, such as the U.S.;

•	our ability to obtain permits and licenses to carry on our business in compliance with applicable laws and regulations;

•	competition from other real estate developers;

•	the growth of the real estate industry in China, particularly Tier II and Tier III cities, and in our targeted areas in the U.S., and

•	fluctuations in general economic and business conditions in China and, to the extent we expand operations into other countries, such as the U.S.

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A further list and description of these risks, uncertainties and other matters can be found in this prospectus under the caption “Risk Factors” and in our most recent Annual Report on Form 20-F incorporated by reference herein. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read thoroughly this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

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USE OF PROCEEDS

We will not receive proceeds from any sales by the Selling Shareholder of its ADSs. The Selling Shareholder will receive the proceeds from such sale of shares.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization, as of June 30, 2013 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of 12,000,000 common shares and the Convertible Note pursuant to the Securities Purchase Agreement on September 19, 2013. We received gross proceeds of approximately US$108.6 million in consideration of our issuance of the common shares and the Convertible Note. The table does not reflect any adjustment to give effect to the receipt of the proceeds of this offering because we will not receive any proceeds from any sale of ADSs by the Selling Shareholder. The table should be read in conjunction with our “Selected Financial Data,” our “Operating and Financial Review and Prospects” and our Consolidated Financial Statements and related notes contained in most recent annual report and most recent subsequent interim report, if any, containing our Consolidated Financial Statements for a subsequent interim period incorporated by reference into this prospectus, as described below under “Incorporation of Certain Documents by Reference.”

	As of June 30, 2013
	Actual	As adjusted
	(US$ in millions)	(US$ in millions)

Bank balances and cash	$874.7	$983.0
Short-term debt
Short-term bank loans and other debt	129.2	129.2
Current portion of long-term bank loans and other debt	97.9	97.9

Total short-term debt	227.1	227.1

Long-term debt
Long-term bank loans	83.6	83.6
13.25% Senior Notes due 2018	200.0	200.0
5% Convertible Note due 2018	-	75.8

Total long-term debt	283.6	359.4

Total Equity	850.8	883.6

Total Capitalization(1)	$1,361.5	$1,470.1

Note:

(1) Total capitalization equals total borrowings plus total equity.

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PRICE HISTORY OF OUR ADSs

Our ADSs are listed on the New York Stock Exchange under the trading symbol “XIN.” The following table provides the high and low trading prices for our ADSs on the New York Stock Exchange for the fiscal quarters ended March 31, 2013 and June 30, 2013, and each of the most recent six months preceding the date of this prospectus. On October 31, 2013, the last reported sale price of our ADSs was US$6.56 per ADS.

For information regarding the high and low trading prices of our ADSs for prior periods, see “ITEM 9C. THE OFFER AND LISTING – Markets” in our 2012 Form 20-F.

	Trading Price
	High	Low
Quarterly Highs and Lows
Second Quarter 2013	5.10	3.75
Third Quarter 2013	6.64	4.01
Monthly Highs and Lows
May 2013	5.10	4.35
June 2013	4.74	3.75
July 2013	5.30	4.01
August 2013	6.45	4.91
September 2013	6.64	5.60
October 2013	7.44	5.87

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, we have authorized 500,000,000 common shares, with a par value of US$0.0001 each. As of September 30, 2013, we had 156,542,720 common shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our memorandum and articles of association.

Common shares

General.    All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our common shares are entitled to such dividends as may be declared by our shareholders or board of directors, subject to the Companies Law. All dividends or distributions will be paid out of our realized or unrealized profits, or out of the share premium account or as otherwise permitted by the Companies Law.

Voting Rights.    Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange. A poll may be demanded by the chairman of the meeting or a shareholder or shareholders present in person or, in the case of a shareholder being a corporation or other non-natural person, by its duly authorized representative or by proxy, and holding not less than one-tenth of the issued share capital of our voting shares.

A quorum required for a meeting of shareholders consists of two or more shareholders being present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or by proxy, representing not less than fifty percent of the total voting rights of common shares entitled to vote at a general meeting. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative. Advance notice of at least twenty days is required in order to convene a general meeting.

No business may be transacted at a general meeting, other than business that is specified in a notice given at the direction of, or otherwise properly brought before the annual meeting by, our board of directors or is properly brought by a shareholder who provides us with advance notice, in accordance with our memorandum and articles of association, describing the business desired to be conducted at the general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the common shares. A special resolution is required for important matters such as a change of name or an amendment to our memorandum or articles of association.

Transfer of Common Shares.    Subject to the restrictions of our articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her common shares if approved by the board in writing and the name of the transferee is entered into the register of shareholders to become effective.

If a shareholder dies, the legal representative of the deceased shareholder is the only person recognized as having title to his share interest. Any person entitled to a share as a result of death or bankruptcy or liquidation or dissolution of a shareholder (or in any other way than by transfer) may, upon providing evidence of such right, elect to become the holder of the share or nominate someone as the transferee. In either case, our directors have the same right to decline or suspend registration as they would have in the case of a transfer of the share by the shareholder before his death or bankruptcy, unless the transferee is an immediate family member of the shareholder or a trust for their benefit. If notice from such person to either elect to be registered himself or to transfer the share is not received within 90 days, our directors may withhold payment of all dividends, bonuses or other payouts related to the share until the requirements of the notice have been satisfied.

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Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of common shares will be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares.    Subject to the provisions of the Companies Law and our memorandum and articles of association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution, determined before the issue of the shares.

Variations of Rights of Shares.    The rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent of the majority of shareholders with voting rights of that class, or with the sanction of a special resolution passed at general meeting of the holders of the shares of that class.

Inspection of Books and Records.    Holders of our common shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Designations and Classes of Shares.    All of our issued shares are common shares. Our articles provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued common shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

Differences in Corporate Law

The Companies Law (2013 Revision) of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares effected within four months, the offeror may, within a two month period after the expiration of the said four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Anti-takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to redesignate authorized and unissued common shares as other shares or series of shares, to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties and Powers.    As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Island company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest. Directors are not required to hold shares; however, a minimum share requirement for directors may be established at a general meeting. Directors may exercise all powers of our company to borrow money, under our memorandum and articles of association, in a variety of ways, including issuing bonds and other securities either outright or as security for any debt liability or obligation of our company or of any third party.

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Shareholder Action by Written Resolution.    Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by written resolutions.

Removal of Directors.    Under our memorandum and articles of association, directors may be removed by a special resolution.

Dissolution; Winding Up.    Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a two-thirds majority of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting or by unanimous written resolution.

Amendment of Governing Documents.    Under Cayman Islands law and our memorandum and articles of association, our governing documents may only be amended with the vote of holders of two-thirds of our shares entitled to vote in person or by proxy at a shareholder meeting or, as permitted by our articles of association, by unanimous written consent.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration Rights

We entered into a shareholders agreement, dated as of April 9, 2007, with Blue Ridge China Partners, L.P., (“Blue Ridge China”), EI Fund II China, LLC (“Equity International”), Mr. Yong Zhang, Ms. Yuyan Yang, Xinyuan Real Estate , Ltd., Burnham Securities and Mr. Joel Gardner. The agreement was amended and restated on October 31, 2007. Blue Ridge China and Equity International were entitled to certain registration rights, including demand registration, incidental or “piggy-back” registration and Form F-3 registration. Burnham Securities and Mr. Gardner, to the extent that they continue to hold common shares acquired upon the exercise of warrants which were subject to the agreement, continue to have piggy-back registration rights.

Pursuant to the terms and conditions of the Registration Rights Agreement, we agreed to file with the SEC a registration statement on Form F-3 covering the resale, from time to time, of the common shares issued to the Selling Shareholder and issuable upon conversion of the Convertible Note in accordance with the Securities Purchase Agreement. The Registration Rights Agreement also provides the holders of such common shares certain demand registration and incidental or “piggy-back” registration rights and contains other customary provisions.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., our depositary, issues the ADSs representing our common shares. Each represents an ownership interest in two shares which we have deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and all registered holders from time to time of ADSs issued thereunder. Each ADS also represents any securities, cash or other property deposited with the depositary but which it has not distributed directly to ADR holders. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive, which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee is actually the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You may obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received in a foreign currency into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of any ADSs to be issued in an offering under this prospectus and applicable prospectus supplement, we will arrange to have such shares deposited.

Shares deposited with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

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The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Our ADSs are listed on the NYSE. At the present time, our common shares are not listed on any U.S. or foreign stock exchange, nor are quotations available for our common shares in any quotations system.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	for the determination of the registered holders who shall be responsible for the fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

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Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposit securities represented by your ADSs. If the depositary receives an opinion of our counsel to the effect that the granting of the discretionary proxy will be given effect under Cayman Islands Law and will not result in a violation of Cayman Islands Law, subject the depositary to reporting obligations in the Cayman Islands or the shares represented by the ADS being considered assets of the depositary under Cayman Islands Law, the depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would materially affect the rights of our shareholders.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by our company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

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•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.05 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

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By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 60th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

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Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, we, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, may be suspended when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of shares.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs or any other person believed by it to be competent to give such advice or information; or

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•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at its office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

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•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs) and pre-released ADSs are terminable on not more than five business days notice. However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

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SELLING SHAREHOLDER

The ADSs being offered by the Selling Shareholder represent common shares which were issued to the Selling Shareholder and which are issuable to the Selling Shareholder upon conversion of the Convertible Note. For additional information regarding the issuance of the common shares and the Convertible Note, see “The Offering and Placement of Common Shares and Convertible Note” above. In connection with this transaction, we entered into the Registration Rights Agreement with the Selling Shareholder pursuant which we agreed to file with the SEC a registration statement on Form F-3 covering the resale of such common shares from time to time. The Registration Rights Agreement also provides the holders of such common shares certain demand registration and incidental or “piggy-back” registration rights and contains other customary provisions. We are registering the common shares issued or issuable pursuant to the Securities Purchase Agreement and Convertible Note in accordance with the Registration Rights Agreement in order to permit the Selling Shareholder to offer common shares in the form of ADSs for resale from time to time.

The Convertible Note bears interest at 5% per annum and is scheduled to mature on September 19, 2018. Interest on the Convertible Note will be payable semi-annually in arrears on March 19 and September 19 of each year, beginning March 19, 2014. Our obligations under the Convertible Note are guaranteed initially by certain of our wholly-owned subsidiaries, Xinyuan Real Estate, Ltd., Xinyuan International Property Investment Co., Ltd., Victory Good Development Limited, South Glory International Limited, Elite Quest Holdings Limited and Xinyuan International (HK) Property Investment Co., Limited and will be guaranteed by such other of our future subsidiaries as is set forth in and in accordance with the terms of the Convertible Note. Our obligations under the Note are secured by a pledge of the capital stock of our wholly-owned subsidiaries, Xinyuan Real Estate, Ltd., Xinyuan International Property Investment Co., Ltd., Victory Good Development Limited, South Glory International Limited and Elite Quest Holdings Limited. Following a Change of Control or a Fundamental Transaction, the Company must make an offer to purchase all outstanding Convertible Notes at a purchase price equal to 150% of the principal amount thereof plus accrued and unpaid interest to the payment date. A “Change of Control” as defined in the Convertible Note includes certain mergers, consolidations or asset sales with persons who are not or are not controlled by Permitted Holders, certain share acquisitions by persons or groups other than Permitted Holders, a majority of the Company’s directors ceasing to be persons who are not, or who were not approved by, the current directors, and the adoption of a plan relating to the liquidation or dissolution of the Company. “Permitted Holders” are Mr. Yong Zhang, Chairman of the Company, Ms. Yuyan Yang, his wife, and entities in which one or both of them owns 90% of the capital and the voting stock. A “Fundamental Transaction” as defined in the Convertible Note includes a consolidation or merger of the Company with or into, or a sale, lease, license or other transfer of more than 50% of the Company’s properties or assets to, another person, a business combination in which another person acquires more than 50% of the Company’s voting stock, and a reorganization or recapitalization of the Company or reclassification of the Common Shares.

The Securities Purchase Agreement contains customary representations and warranties and indemnification provisions. The agreement also contains a standstill agreement of the Selling Shareholder. Pursuant to the Securities Purchase Agreement, subject to certain exceptions, we have agreed that we will not issue any securities to any person unless we have offered the Selling Shareholder the right to purchase up to its pro rata shares of such issuance at for the same per unit consideration and otherwise on the same terms and conditions. This pre-emptive right will terminate upon the first date upon which the Selling Shareholder (including any transferee who has become a party to the Registration Rights Agreement) owns less than 10% of our common shares on an as-converted basis.

Also pursuant to the Securities Purchase Agreement, we have agreed that the Selling Shareholder, so as long as it holds at least 5% of our common shares on an as-converted basis, is entitled to appoint one member to our board of directors (the “Investor Director”) and to have the Investor Director appointed to each of the board's committees, including the Investment Committee of the board, to the extent permitted by applicable law or regulatory authorities. Effective upon the closing of the transaction, Mr. Steve Sun, was elected to our board of directors as the Investor Director. Mr. Sun has been elected as a member of the board's compensation committee, nominating and corporate governance committee and the investment committee. He has been accorded observer rights to meetings of the board's audit committee.

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In connection with the transaction, Mr. Yong Zhang, the Company’s Chairman entered into a letter agreement with the Selling Shareholder (the “Chairman’s Letter”) pursuant to which Mr. Zhang agreed to certain contractual limitations on the transfer by him of our equity securities which would constitute a Change of Control as defined in the Convertible Note and agreed to provide the Selling Shareholder tag-along rights in sales of our equity securities by the Chairman in certain limited circumstances. These provisions will terminate upon the first date following the closing on which the Selling Shareholder and its affiliates no longer own at least 10% of our common shares on an as-converted basis. The Chairman’s Letter also provides that, until the earlier of the repayment or conversion in full of the Convertible Note, without the prior written consent of the Selling Shareholder, Mr. Zhang will not enter into any business that is engaged in the purchase, development construction or improvement of real estate in China, subject to certain limited exceptions. Mr. Zhang also agreed, so long as the Selling Shareholder and its affiliates own at least 5% of our common shares on an as-converted basis, to use his reasonable best efforts to cause the Investor Director to be elected to and not be removed from the board and to ensure the Investor Director will be a member of the Investment Committee of our board.

The foregoing descriptions of the Convertible Note, the Securities Purchase Agreement, the Registration Rights Agreement and the Chairman’s Letter do not purport to be a complete description of the terms of the documents, and are qualified in their entirety by the terms of the definitive documents or forms thereof which have been filed with the SEC.

Except for ownership of the Convertible Note and the common shares issued pursuant to the Securities Purchase Agreement, its right to require registration of our common shares under the Registration Rights Agreement and its other rights under the Securities Purchase Agreement and the Chairman’s Letter, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below names the Selling Shareholder and sets forth certain other information regarding the beneficial ownership of our common shares represented by the ADSs held by the Selling Shareholder. The second column lists the number of common shares beneficially owned by the Selling Shareholder, based on its ownership of common shares and the Convertible Note as of September 30, 2013, assuming conversion of all of the Convertible Note held by the Selling Shareholder on that date at the initial conversion price of $3.00 per common share. The third column lists the common shares being offered by this prospectus. The fourth column shows the common shares beneficially owned by the Selling Shareholder upon completion of the offering being made by this prospectus. Because the Selling Shareholder may offer all or less than all of our common shares covered by this prospectus, we cannot estimate the amount of our common shares that will be held by the Selling Shareholder upon completion of the offering, and the fourth column therefore assumes the sale of all such common shares. For information on the procedure for sales by the Selling Shareholder, please read the disclosure set forth under the heading “Plan Of Distribution.”

The following common shares may be sold by the Selling Shareholder or by transferees, donees, pledgees or other successors-in-interest received after the date of this prospectus. Information concerning the Selling Shareholder may change from time to time. This prospectus may be supplemented or amended from time to time as appropriate to update the information set forth below and to identify any additional selling shareholder who may offer common shares hereunder.

	Shares Beneficially Owned Prior to Offering(1)		Shares Being Offered	Shares Beneficially Owned After Offering
Selling Shareholder	Number	Percent	Hereby	Number	Percent
TPG ASIA VI SF PTE. LTD.(2)	37,253,670	20.5%	37,253,670	0	0%
Total	37,253,670	20.5%	37,253,670	0	0%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Percentage ownership is based on 156,542,720 common shares outstanding as of September 30, 2013.

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(2)	The share amount includes common shares that may be acquired within 60 days from the date of this prospectus. The securities are beneficially owned by TPG ASIA VI SF PTE. LTD., a company formed under the laws of Singapore. According to a Schedule 13D filed by TPG ASIA VI SF PTE. LTD and certain other persons on September 30, 2013, TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), a Delaware corporation is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole shareholder of TPG Asia GenPar VI Advisors, Inc., a Cayman Islands exempted company, which is the general partner of TPG Asia GenPar VI, L.P., a Cayman Islands limited partnership, which is the general partner of TPG Asia VI SF AIV, L.P., a Prince Edward Island limited partnership, which is the sole shareholder of TPG ASIA VI SF PTE. LTD. Because of Group Advisors’ relationship to TPG ASIA VI SF PTE. LTD., Group Advisors may be deemed to beneficially own the common shares which were issued to the Selling Shareholder and which are issuable to the Selling Shareholder upon conversion of the Convertible Note. David Bonderman and James G. Coulter are officers and sole stockholders of Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the common shares which were issued to the Selling Shareholder and which are issuable to the Selling Shareholder upon conversion of the Convertible Note. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common shares which were issued to the Selling Shareholder and which are issuable to the Selling Shareholder upon conversion of the Convertible Note except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

We are registering the common shares, which were issued to the Selling Shareholder, or which are issuable to the Selling Shareholder upon conversion of the Convertible Note to permit the Selling Shareholder to sell these common shares in the form of ADSs from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the ADSs. We will bear all fees and expenses incident to our obligation to register the ADSs.

The Selling Shareholder may sell all or a portion of the ADSs beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such ADSs at a stipulated price per ADS;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Shareholder effects such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ADSs or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume. The Selling Shareholder may also lend or pledge ADSs to broker-dealers that in turn may sell such ADSs.

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The Selling Shareholder may pledge or grant a security interest in some or all of the common shares, Convertible Note or ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of Selling Shareholder(s) to include the pledgee, transferee or other successor-in-interest as a Selling Shareholder under this prospectus. The Selling Shareholder also may transfer the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest may be the selling beneficial owners for purposes of this prospectus and may sell such ADSs from time to time under this prospectus after an amendment or supplement has been filed under Rule 424(b)(3) under, or another applicable provision of, the Securities Act, amending, if necessary, the list of Selling Shareholder(s) to include the transferees, donees, pledgees or other successors-in-interest as a Selling Shareholder under this prospectus. The Registration Rights Agreement provides that certain transferees of the Selling Shareholder are entitled to the benefits of such agreement, subject to the terms and conditions set forth in such agreement.

The Selling Shareholder and any broker-dealer participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed or fees paid to, any such broker-dealer and any profit on the resale of the ADSs sold by them may be deemed to be underwriting commissions or discounts. In the event any underwriter, dealer or agent who is a member of the Financial Industry Regulatory Authority, or FINRA, participates in the distribution of any securities offered pursuant to this prospectus and any applicable prospectus supplement, the maximum underwriters’ compensation to be received by such FINRA member will not be greater than eight percent of the gross proceeds from the sale of the ADSs. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the Selling Shareholder and any other participating person. (Regulation M does not, however, limit the ability of the Selling Shareholder to convert the Convertible Note into common shares.) Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, estimated to be approximately US$290,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the Selling Shareholder will sell any or all of the common shares in the form of ADSs registered pursuant to the registration statement of which this prospectus forms a part.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.

Substantially all of our current operations are conducted in the PRC, and substantially all of our assets are located in the PRC. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and DaHui Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state within the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated solely upon the securities laws of the United States or any state within the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Maples and Calder, the Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

DaHui Lawyers has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC currently does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

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EXPENSES RELATED TO THIS OFFERING

The following is a statement of expenses in connection with the registration of the common shares represented by ADSs pursuant to the registration rights agreement. With the exception of the SEC registration fee, all amounts are estimates. The estimates do not include expenses related to offerings of ADSs by the selling shareholder. Each prospectus supplement describing an offering of ADSs will reflect the estimated expenses related to the offering of ADSs under that prospectus supplement.

SEC Registration Fee	US$	16,266.14
Printing Expenses		10,000.00
Legal Fees and Expenses		148,000.00
Accounting Fees and Expenses		113,300.00
Miscellaneous		2,434.00
Total	US$	290,000.14

LEGAL MATTERS

Certain legal matters with respect to Cayman Islands law, including the validity of the common shares, will be passed upon for us by Maples and Calder.

EXPERTS

The consolidated financial statements of Xinyuan Real Estate Co., Ltd appearing in Xinyuan Real Estate Co., Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2012, and the effectiveness of Xinyuan Real Estate Co., Ltd.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. See “Risk Factors – We may be adversely affected by the outcome of the administrative proceedings brought by the SEC against five accounting firms in China.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is a part of a registration statement on Form F-3 filed with the SEC under the Securities Act and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below.

We also file and furnish annual and other reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can find additional information about us at our website, http://www.xyre.com. The information contained on, or linked from, our website is not a part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the documents listed below:

•	the descriptions of our common shares and our ADSs contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007 (Registration Statement No. 333-147477);

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 15, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on May 13, 2013;

•	our Form 6-K furnished to the SEC on May 7, 2013;

•	our Form 6-K furnished to the SEC on May 10, 2013;

•	our Form 6-K furnished to the SEC on May 21, 2013;

•	our Form 6-K furnished to the SEC on July 17, 2013;

•	our Form 6-K furnished to the SEC on August 6, 2013;

•	our Form 6-K furnished to the SEC on August 26, 2013;

•	our Form 6-K furnished to the SEC on September 11, 2013;

•	our Form 6-K furnished to the SEC on September 19, 2013;

•	our Form 6-K furnished to the SEC on October 1, 2013 with our announcement of new projects in the Zhengzhou region and in Suzhou province;

•	our Form 6-K furnished to the SEC on October 1, 2013 with our announcement that we had split the roles of chairman of the board and chief executive officer;

•	our Form 6-K furnished to the SEC on October 25, 2013;

•	our Form 6-K furnished to the SEC on November 1, 2013.

We also incorporate by reference all subsequent annual reports on Form 20-F that we file with the SEC and any reports on Form 6-K that we furnish to the SEC after the date of filing of this registration statement that state that they are incorporated by reference into this prospectus, including all such documents we may file prior to the effectiveness of this registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated or completed.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Each person to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Attention: Kevin Wei, Chief Financial Officer

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(+86-10) 8588-9390

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Memorandum and Articles of Association. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or willful default.

Indemnification Agreements. Pursuant to indemnification agreements, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

Exhibit Number	Description of Document
4.1	Indenture dated as of May 3, 2013 among Xinyuan Real Estate Co., Ltd., the Subsidiary Guarantors named therein and Citicorp International Limited as Trustee and Collateral Agent relating to the Company’s 13.25% Senior Notes due 2018 (incorporated by reference to Exhibit 99.2 to the Company’s report on Form 6-K furnished to the SEC on May 7, 2013)
4.2	Form of the Company’s 13.25% Senior Notes due 2018 and the related form of Subsidiary Guarantee (incorporated by reference to Exhibit 99.3 to the Company's report on Form 6-K furnished to the SEC on May 7, 2013)
4.3	Senior Secured Convertible Note dated September 19, 2013 in the principal amount of US$75,761,009 issued by Xinyuan Real Estate Co., Ltd., to TPG ASIA VI SF PTE. LTD. (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K furnished to the SEC on September 19, 2013)
4.4	Guarantee, dated as of September 19, 2013, issued by Xinyuan International Property Investment Co., Ltd., Xinyuan Real Estate Ltd., Xinyuan International (HK) Property Investment Co. Limited, Victory Good Development Limited, South Glory International Limited, and Elite Quest Holdings Limited, in favor of TPG ASIA VI SF PTE., LTD (incorporated by reference to Exhibit 99.5 to the Company’s Report on Form 6-K furnished to the SEC on September 19, 2013)
5.1*	Opinion of Maples and Calder regarding validity of common shares
23.1*	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Maples and Calder (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

* Filed with this Registration Statement on Form F-3

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and other information required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial instruments and information required by Section 10(a)(3) of the Securities Act if such financial statements and financial information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on November 1, 2013.

XINYUAN REAL ESTATE CO., LTD.

By:	/s/ Xinqi Wang
Name: Xinqi Wang
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Yong Zhang, Xinqi Wang and Kevin Wei as his or her attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-3 to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Yong Zhang	Director and Chairman	November 1, 2013
Yong Zhang

/s/Xinqi Wang	Chief Executive Officer	November 1, 2013
Xinqi Wang

/s/Kevin Wei	Chief Financial Officer and Chief	November 1, 2013
Kevin Wei	Accounting Officer

Director and Vice President
Yuyan Yang

/s/Huai Chen	Director	November 1, 2013
Huai Chen

/s/Yong Cui	Director and President	November 1, 2013
Yong Cui

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/s/Tom Gurnee	Director	November 1, 2013
Tom Gurnee

/s/Yinfei Hao	Director and Executive Vice	November 1, 2013
Yinfei Hao	President

/s/Steve Yanjun Sun	Director	November 1, 2013
Steve Yanjun Sun

/s/Thomas Wertheimer	Director	November 1, 2013
Thomas Wertheimer

/s/ Anthony J. Walton	Director	November 1, 2013
Anthony J. Walton

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on November 1, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Indenture dated as of May 3, 2013 among Xinyuan Real Estate Co., Ltd., the Subsidiary Guarantors named therein and Citicorp International Limited as Trustee and Collateral Agent relating to the Company’s 13.25% Senior Notes due 2018 (incorporated by reference to Exhibit 99.2 to the Company’s report on Form 6-K furnished to the SEC on May 7, 2013)
4.2	Form of the Company’s 13.25% Senior Notes due 2018 and the related form of Subsidiary Guarantee (incorporated by reference to Exhibit 99.3 to the Company’s report on Form 6-K furnished to the SEC on May 7, 2013)
4.3	Senior Secured Convertible Note dated September 19, 2013 in the principal amount of US$75,761,009 issued by Xinyuan Real Estate Co., Ltd., to TPG ASIA VI SF PTE. LTD. (incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 6-K furnished to the SEC on September 19, 2013).
4.4	Guarantee, dated as of September 19, 2013, issued by Xinyuan International Property Investment Co., Ltd., Xinyuan Real Estate Ltd., Xinyuan International (HK) Property Investment Co. Limited, Victory Good Development Limited, South Glory International Limited, and Elite Quest Holdings Limited, in favor of TPG ASIA VI SF PTE., LTD (incorporated by reference to Exhibit 99.5 to the Company’s Report on Form 6-K furnished to the SEC on September 19, 2013)
5.1*	Opinion of Maples and Calder regarding validity of common shares
23.1*	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Maples and Calder (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

* Filed with this Registration Statement on Form F-3

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